SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

NOVOSTE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock and Series A preferred stock of ONI Medical Systems, Inc. (“ONI”) to be acquired by Novoste Corporation (“Novoste”) in exchange for shares of Novoste’s common stock

(2)	Aggregate number of securities to which transaction applies:

5,929,806 shares of ONI’s common stock, options and warrants to purchase 3,144,940 shares of ONI’s common stock and 9,147,285 shares of ONI’s Series A preferred stock to be acquired by Novoste in exchange for up to 33,055,560 shares of Novoste’s common stock pursuant to the merger of a wholly owned subsidiary of Novoste with and into ONI

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

one third of $0.01, which is one third of the par value per share of each of the ONI common stock and the ONI Series A preferred stock

(4)	Proposed maximum aggregate value of transaction: $60,741

(5)	Total fee paid: $8.00

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No. :

(3)	Filing Party:

(4)	Date Filed:

NOVOSTE CORPORATION

A Message for Shareholders of

Novoste Corporation

PLEASE VOTE

August 26, 2005

The special meeting of shareholders in lieu of an annual meeting of Novoste Corporation scheduled to be held on SEPTEMBER 14, 2005 is rapidly approaching.

We have previously sent you a proxy statement dated August 4, 2005 describing the various proposals that you will be voting on to allow us to complete our proposed merger with ONI Medical Systems, Inc. YOUR VOTE IS EXTREMELY IMPORTANT.

On August 25, 2005, we entered into an agreement to sell our vascular brachytherapy business, which we had previously announced was being wound-down. The agreement provides that closing of the sale is contingent, among other things, upon the closing of our proposed merger with ONI. Therefore, if shareholders do not approve the proposals required for completion of the merger with ONI, the sale provided for in the asset purchase agreement cannot be completed. We are enclosing with this letter a supplement to our proxy statement that provides details of this agreement. In addition, the supplement provides the financial statements of Novoste and ONI as of June 30, 2005 and for each of the three and six month periods ended June 30, 2005 and June 30, 2004, as well as an accompanying management’s discussion and analysis of financial condition and results of operations.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ALL OF THE PROPOSALS ON THE PROXY CARD.

WHY YOUR VOTE MATTERS

The proposed business combination with ONI Medical Systems, Inc. is very important to Novoste and to all of our shareholders. It is the culmination of our extensive efforts to seek new product opportunities, as well as a merger, business combination or other disposition of our business or assets. Our board of directors believes that, although the merger with ONI represents a complete change in the nature of our business, the merger affords our existing shareholders an opportunity for future value that the board believes is currently unavailable given our existing technology. Should our shareholders not approve the proposals to allow us to complete the merger, we expect to have no ongoing business operations and our board will need to consider other alternatives, including liquidation and dissolution of Novoste.

Whether you hold your shares directly or through your broker, YOU ARE URGED TO SEND IN YOUR SPECIFIC INSTRUCTIONS FOR YOUR SHARES TO BE VOTED.

EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ASK YOU TO VOTE YOUR SHARES BY PROXY AS SOON AS POSSIBLE.

PLEASE SUBMIT YOUR VOTING INSTRUCTIONS IN TIME SO THAT WE RECEIVE THEM BY SEPTEMBER 14TH.

You may vote your shares by signing, dating and returning the enclosed proxy card (or voting instruction form if your shares are held in street name).

If you need an additional copy of the proxy statement, would like assistance voting, or have any questions regarding the proposals, please contact Daniel G. Hall, our General Counsel, or me, at (770) 717-0904, or Morrow & Co., Inc., our proxy solicitor, at (800) 607-0088.

Thank you,

Alfred J. Novak

President and Chief Executive Officer

Novoste Corporation

4350 International Boulevard

Norcross, Georgia 30093

(770) 717-0904

SUPPLEMENT TO PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

IN LIEU OF AN ANNUAL MEETING

TO BE HELD ON SEPTEMBER 14, 2005

The following information supplements and amends the Notice of Special Meeting in lieu of an Annual Meeting and accompanying proxy statement, each dated August 4, 2005, furnished in connection with the solicitation of proxies by the board of directors of Novoste Corporation for use at its Special Meeting of Shareholders in lieu of an Annual Meeting to be held at 9:00 a.m., local time, on September 14, 2005 at the JW Marriott Hotel Buckhead Atlanta, 3300 Lenox Road, Atlanta, Georgia, and at any adjournment or postponement of such meeting.

The information contained in this supplement should be read in conjunction with the proxy statement. There is no change to the time or place of the special meeting or the record date to determine shareholders entitled to notice of and to vote at the special meeting.

Agreement to Sell Our VBT Business

As previously disclosed, on February 22, 2005, we announced that our board of directors had determined that our vascular brachytherapy, or VBT, business, which is currently our only business line, is no longer viable and, as a result, the board had authorized a staged wind-down of the VBT business.

On August 25, 2005, we entered into an asset purchase agreement with Best Vascular, Inc., a Delaware corporation, and Best Medical International, Inc., a Virginia corporation and affiliate of Best Vascular. Pursuant to the agreement, we will transfer and convey to Best Vascular substantially all of the assets of our VBT business, and Best Vascular will assume certain specified liabilities of the VBT business.

Under the agreement, Best Vascular will acquire the VBT business assets in exchange for the assumption of certain liabilities related to the VBT business. Best Medical has agreed to guarantee the full and faithful performance by Best Vascular to assume these liabilities. The agreement provides that closing of the transaction with Best Vascular is contingent, among other things, on the closing of our proposed merger with ONI Medical Systems, Inc. Therefore, if shareholders do not approve the proposals required for completion of the merger with ONI, the transaction provided for in the asset purchase agreement cannot be completed. Furthermore, if our proposed merger with ONI is not approved by our shareholders and completed, we expect that any future sale of our VBT business would require the approval of our shareholders, which process may take several additional months.

As further described in the proxy statement that you previously received, in our merger with ONI, our wholly owned subsidiary will merge with and into ONI, with ONI continuing as the surviving company. The surviving company will be our wholly owned subsidiary. Upon completion of the merger, each outstanding share of ONI common and preferred stock will be cancelled and converted into the right to receive the number of shares of our common stock determined in accordance with the formulas set forth in our merger agreement with ONI. In addition, all outstanding and unexercised options and warrants to purchase shares of ONI equity securities will be assumed by us and be converted and become options and warrants to acquire shares of our common stock, also determined in accordance with these formulas.

1

The total number of shares of our common stock to be issued pursuant to our merger agreement with ONI (including upon exercise of assumed ONI options and warrants) will be determined at the time of the closing of the ONI merger based on a formula that values us at the value of our net cash assets at closing and values ONI at $20,000,000 (solely for purposes of this calculation).

If the amount of our net cash assets at closing is between $11,750,000 and $13,250,000, our valuation will be fixed at $12,500,000. If the amount of our net cash assets is greater than $13,250,000 but less than $20,000,000, then our valuation will be the actual amount of our net cash assets. As a result of entering into the asset purchase agreement, we currently expect that the amount of our net cash assets at the closing will be approximately $13,250,000.

Description of Asset Purchase Agreement

Form of Transaction

We will transfer and convey to Best Vascular substantially all of the assets of our VBT business and Best Vascular will assume certain specified liabilities of our VBT business. Such assets include the patents and other intellectual property, the inventory and equipment, furniture, records, sales materials, and various agreements and contracts in each case associated with our VBT business. The assets to be transferred and conveyed to Best Vascular do not include cash and cash equivalents and certain other assets not related to our VBT business. Best Medical has agreed to guarantee the full and faithful performance by Best Vascular of all agreements of Best Vascular set forth in the asset purchase agreement.

Consideration

The consideration for the sale of the assets by us to Best Vascular is the assumption by Best Vascular of our liabilities described below. In addition, if at the time of the closing of the asset purchase agreement, we have not settled those certain patent infringement lawsuits filed against us by Calmedica, LLC pending in the United States District Court for the Northern District of Georgia and the United States District Court for the Northern District of Illinois, we are required at closing to make a specified cash payment to Best Vascular and Best Vascular will assume all liabilities arising after the closing from this litigation. At the closing, Best Vascular also will assume, among others, the following of our liabilities:

•	liabilities incurred or arising before or after the closing under the supply agreement, dated October 14, 1999, between us and AEA Technology-QSA, GmbH, such as penalties under the minimum purchase requirements and obligations to decontaminate and decommission equipment (excluding certain specified payments to be made by us to AEA Technology-QSA, GmbH prior to the closing);

•	liabilities incurred or arising after the closing under certain royalty agreements between us and various third parties;

•	liabilities arising after the closing for utility payment obligations with respect to our leased facilities at 4350 International Boulevard, Norcross, Georgia; and

•	liabilities arising after the closing from the use or ownership of the assets acquired by Best Vascular or our VBT business.

In addition, at closing, Best Vascular will acquire our VBT business-related accounts receivable and assume our VBT business-related trade accounts payable, subject to a reconciliation and true-up procedure requiring either a payment by Best Vascular to us if the accounts receivable are greater than the trade accounts payable or a payment by us to Best Vascular if the accounts receivable are less than the trade accounts payable.

The asset purchase agreement contains various representations, warranties and covenants of us, Best Vascular and Best Medical. The representations and warranties of each party set forth in the asset purchase agreement have been made solely for the benefit of us, on the one hand, and Best Vascular and Best Medical, on

2

the other hand, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by disclosures made to the other party in connection with the asset purchase agreement;

•	are subject to the materiality standards contained in the asset purchase agreement, which may differ from what may be viewed as material by investors; and

•	were made only as of the date of the asset purchase agreement or such other date as is specified in the asset purchase agreement.

Consummation of Asset Purchase Agreement

Consummation of the asset transaction is conditioned upon the completion of our merger with ONI, as well as the receipt of certain specified regulatory approvals and certain other customary closing conditions.

Marketing Representation Agreement

Concurrent with the execution of the asset purchase agreement, we, Best Vascular and Best Medical entered into a marketing representation agreement, dated as of August 25, 2005, that provides that Best Vascular will market and solicit orders for our existing inventory of products, including the Beta-Cath™ System, in consideration of the payment to Best Vascular of $25,000 on a weekly basis. The marketing representation agreement terminates upon the earliest to occur of:

•	the closing of the asset purchase agreement;

•	the termination of the asset purchase agreement; and

•	October 14, 2005.

The ONI Merger Transaction

As described in greater detail in our proxy statement dated August 4, 2005, our board of directors has unanimously (with one director recused) determined that the merger and the merger agreement with ONI are advisable, fair to and in the best interests of our shareholders.

In reaching this determination, our board identified several potential benefits for us and our shareholders, including:

•	the combination with ONI would result in a combined company with a viable business product;

•	the combination affords our existing shareholders an opportunity for future value that the board believes is currently unavailable given our existing technology; and

•	the potential for growth in ONI’s specific business market segment of providing dedicated-purpose, high-field, extremity MRI systems.

In order to complete the merger with ONI, our shareholders must vote to approve:

•	the issuance of our common stock pursuant to the merger agreement;

•	an amendment to our articles of incorporation to increase the number of authorized shares of our common stock; and

•	an amendment to our articles of incorporation to change our name.

The merger agreement with ONI is the culmination of our efforts, announced in February 2005, to seek new product opportunities, as well as a merger, business combination or other disposition of our business or assets.

3

We believe that the combination of Novoste and ONI affords our existing shareholders an opportunity for future value that in the board’s opinion is currently unavailable given our existing technology.

Should our shareholders not approve the proposals to allow us to complete the merger, our board will need to consider other alternatives, including the liquidation and dissolution of Novoste. As described in greater detail in our proxy statement, if the merger with ONI is not completed and we were to liquidate and dissolve, we cannot predict when, or if, we would be able to make a distribution to our shareholders. However, if one or more cash distributions were made after dissolution, we expect that the amount distributed could be significantly lower than some prices at which our common stock has traded in the recent past. Additionally, if we liquidate and dissolve and have assets available to distribute to shareholders, our board will need to make adequate provision for the satisfaction of all of our known and unknown liabilities, which could substantially delay or limit our ability to make any distributions to our shareholders. For additional information regarding the risks related to Novoste if the merger with ONI is not completed, please see the information presented under “Risk Factors—Risks Related to Novoste’s Business” beginning on page 17 of our proxy statement.

Financial Results for Quarterly Period Ended June 30, 2005

We are also supplementing our proxy statement to provide our shareholders with financial statements of Novoste and ONI as of June 30, 2005 and for each of the three and six month periods ended June 30, 2005 and June 30, 2004, as well as an accompanying management’s discussion and analysis of financial condition and results of operations. This information is set forth in the attached appendix.

4

APPENDIX

FINANCIAL RESULTS FOR QUARTERLY PERIOD

ENDED JUNE 30, 2005

Index to Financial Results for Quarterly Period Ended June 30, 2005

Page
Novoste Corporation

Unaudited Financial Statements
Financial Statements as of June 30, 2005 and for each of the three and six month periods ended June 30, 2005 and June 30, 2004:
Consolidated Balance Sheets	A-1
Consolidated Statements of Operations	A-2
Consolidated Statements of Cash Flows	A-3
Notes to Unaudited Consolidated Financial Statements	A-4
Novoste Management’s Discussion and Analysis of Financial Condition and Results of Operations	A-16

ONI Medical Systems, Inc.

Unaudited Financial Statements
Financial Statements as of June 30, 2005 and for each of the three and six month periods ended June 30, 2005 and June 30, 2004:
Condensed Balance Sheets	A-27
Condensed Statements of Operations	A-28
Condensed Statements of Cash Flows	A-29
Notes to Unaudited Condensed Financial Statements	A-30
ONI Management’s Discussion and Analysis of Financial Condition and Results of Operations	A-39

NOVOSTE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares data)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,103	$19,082
Short-term investments	679	9,978
Accounts receivable, net of allowance of $151 and $125, respectively	674	1,928
Inventory, net	63	1,206
Assets held for sale	421	—
Prepaid expenses and other current assets	719	807

Total current assets	20,659	33,001
Property and equipment, net	146	700
Long-term note receivable	3,029	—
Other assets	—	1

Total assets	$23,834	$33,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$642	$1,511
Accrued expenses	5,298	3,823
Unearned revenue	707	1,914

Total current liabilities	6,647	7,248
Shareholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 16,377,634 shares issued	164	164
Additional paid-in capital	187,848	187,894
Accumulated other comprehensive income	706	826
Accumulated deficit	(171,358)	(162,223)
Treasury stock, at cost, 42,929 shares	(172)	(172)
Unearned compensation	(1)	(35)

Total shareholders’ equity	17,187	26,454

Total liabilities and shareholders’ equity	$23,834	$33,702

See accompanying notes.

NOVOSTE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$2,299	$5,753	$5,712	$12,778
Cost of sales	895	3,540	5,014	7,491

Gross margin	1,404	2,213	698	5,287
Operating expenses:
Research and development	102	807	536	3,283
Sales and marketing	938	3,220	3,640	6,709
General and administrative	3,105	2,073	5,982	3,873

Total operating expenses	4,145	6,100	10,158	13,865

Loss from operations	(2,741)	(3,887)	(9,460)	(8,578)
Interest income	168	75	308	162
Other income (expense)	(7)	41	17	31

Total other income	161	116	325	193

Net loss	$(2,580)	$(3,771)	$(9,135)	$(8,385)

Net loss per share—Basic and Diluted	$(0.16)	$(0.23)	$(0.56)	$(0.51)

Weighted average shares outstanding—Basic and Diluted	16,335	16,331	16,335	16,331

See accompanying notes.

NOVOSTE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(9,135)	$(8,385)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization of property, equipment and intangibles	—	1,433
Amortization of capitalized disposal costs	91	66
Stock based compensation expense	(12)	18
Depreciation of radiation and transfer devices	—	2,113
Provision for doubtful accounts	67	(108)
Changes in assets and liabilities:
Accounts receivable	1,154	2,196
Inventory	1,129	58
Prepaid expenses and other current assets	47	(49)
Other assets	(22)	185
Accounts payable	(801)	(793)
Accrued expenses	1,482	(1,465)
Unearned revenue	(1,204)	158

Net cash used in operating activities	(7,204)	(4,573)
Cash flows from investing activities:
Maturity/sale of short-term investments	10,582	5,619
Purchase of short-term investments	(1,283)	(6,409)
Sale (purchase) of property and equipment, net	42	(410)
Purchase of intangibles	—	(2,500)
Purchase of radiation and transfer devices	—	(1,085)
Issuance of note receivable	(3,000)	—

Net cash provided by (used in) investing activities	6,341	(4,785)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	15

Net cash provided by financing activities	—	15
Effect of exchange rate changes on cash	(116)	(82)

Net decrease in cash and cash equivalents	(979)	(9,425)
Cash and equivalents at beginning of period	19,082	33,177

Cash and cash equivalents at end of period	$18,103	$23,752

See accompanying notes.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with instructions to Article 10 of Regulation S-X. Accordingly, such consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. All normal and recurring adjustments considered necessary for a fair presentation of Novoste’s financial results and condition have been included.

The operating results of the interim periods presented are not necessarily indicative of the results to be achieved for the year ending December 31, 2005. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2004, included in our proxy statement.

The consolidated financial statements include the accounts of Novoste Corporation and its wholly owned subsidiaries incorporated in August 1998 in the Netherlands, in December 1998 in Belgium, in February 1999 in Germany, in January 2000 in France, in March 2002, a dedicated sales corporation incorporated in the state of Florida, and in May 2005, ONIA Acquisition Corp. Significant inter-company transactions and accounts have been eliminated.

On February 22, 2005, Novoste announced that the Board of Directors had determined that its vascular brachytherapy (VBT) business, which is its only business line, is no longer viable and, as a result, had authorized a staged wind-down of the business. As described in the notes that follow, assets have now been stated at estimated net realizable value and accruals have been recorded to reflect the business assumptions of the wind-down in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities.

On May 18, 2005, Novoste entered into a definitive merger agreement with ONI Medical Systems, Inc., a privately held Delaware corporation (ONI). ONI is engaged in the design and manufacture of dedicated purpose magnetic resonance imaging, or MRI, systems. Completion of the merger is subject to the approval by Novoste’s shareholders of certain merger-related proposals. Under the terms of the merger agreement, at closing, ONIA Acquisition Corp., a wholly-owned subsidiary of Novoste that was formed in May 2005, will merge with and into ONI, with ONI remaining as the surviving corporation and a wholly-owned subsidiary of Novoste. Novoste will issue shares of its common stock in the merger in exchange for, and in cancellation of, all of the outstanding shares of ONI capital stock. Novoste anticipates that completion of the merger will result in the current holders of ONI’s equity securities owning a majority of Novoste’s common stock. All transaction related expenses that have been incurred through June 30, 2005 have been recorded. The proposed merger with ONI is further described in Note 18 to these unaudited consolidated financial statements.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Novoste’s significant accounting policies are included in the audited financial statements and notes thereto for the year ended December 31, 2004 included in our proxy statement. The items below supplement the information presented in the proxy statement.

Stock Options

Novoste accounts for grants of stock options and restricted stock under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

related interpretations. The following table illustrates the effect on net loss and loss per share if Novoste had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net loss, as reported	$(2,580)	$(3,771)	$(9,135)	$(8,385)
Add: Total stock-based employee compensation expense (income) included in net loss	—	(8)	(12)	18
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(231)	(616)	(428)	(1,192)

Pro forma net loss	$(2,811)	$(4,395)	$(9,575)	$(9,559)

Loss per share (Basic and Diluted):
As reported	$(0.16)	$(0.23)	$(0.56)	$(0.51)

Pro forma	$(0.17)	$(0.27)	$(0.59)	$(0.59)

In December 2004, the FASB issued FASB Statement No. 123(R), Share Based Payment. SFAS 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, which was permitted under SFAS 123, as originally issued. The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. All public companies must use either the modified prospective or the modified retrospective transition method.

The Company previously disclosed that it planned to adopt SFAS 123(R) on July 1, 2005. Pursuant to an SEC amendment to Regulation S-X effective April 21, 2005, the revised date for adopting SFAS 123(R) is the first interim reporting period of a registrant’s first fiscal year beginning on or after June 15, 2005. As a result, the Company now plans to adopt SFAS 123(R) on January 1, 2006. As of June 30, 2005, the Company has not determined the effect that the adoption of SFAS 123(R) will have on its financial position and results of operations or the valuation method under which it will apply SFAS 123(R).

Asset Impairment

Novoste evaluates the carrying value of long-lived assets in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is determined based on the carrying value of an asset exceeding the future undiscounted net cash flow expected to be generated by the asset. If an asset is not recoverable, impairment is measured by the excess of the discounted future cash flows over the carrying value of the asset (see also Note 14 to the unaudited consolidated financial statements).

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

Assets Held for Sale

Following the announcement of a staged wind-down and subsequent determination as to the timing thereof, Novoste committed to a plan for the sale of certain assets in accordance with the wind-down plan. The plan includes actively identifying and seeking buyers for these assets. In accordance with the provisions of SFAS 144, assets held for sale are stated at estimated net realizable value and depreciation on these assets has been suspended (see also Note 6 to the unaudited consolidated financial statements).

Employment Termination Costs

As part of the wind-down plan, Novoste has provided financial incentives to certain employees to remain with the Company to manage the wind-down. To receive these incentive payments in full, they are required to remain with the Company until their employment is terminated. Novoste accounts for these termination benefits in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (see also Note 15 to the unaudited consolidated financial statements).

NOTE 3. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash equivalents are comprised of certain highly liquid investments acquired with maturities of less than three months. In addition to cash equivalents, Novoste has investments in commercial paper and other securities that are classified as short-term. All securities are considered as available-for-sale and reported at fair value, with the unrealized gains and losses reported as a component of Other Comprehensive Income (Loss) on the consolidated statements of shareholders’ equity (see Note 13 to the unaudited consolidated financial statements). The amortized cost of debt securities in this category, if significant, is adjusted for amortization and included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities, of which there were none, would be included in interest income. Realized gains and losses are included in interest income and are determined on a specific identification basis. Interest and dividends on securities classified as available-for-sale are included in interest income. A $75,000 certificate of deposit in short-term investments is restricted as collateral for a standby letter of credit. Subsequent to June 30, 2005, Novoste funded two Rabbi Trusts for incentive compensation deferred until the completion of the wind-down and termination of employment (See Note 20 to the unaudited consolidated financial statements).

NOTE 4. ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 2005 and December 31, 2004 include receivables due from product sales and amounts due under lease and maintenance or service agreements with customers relating to radiation and transfer devices (see Note 7 to the unaudited consolidated financial statements). The carrying amounts reported in the consolidated balance sheets for accounts receivable approximate their fair value. Management records estimates of expected credit losses based on periodic credit evaluations of its customers’ financial condition.

Accounts receivable is comprised of the following (in thousands):

	June 30, 2005	December 31, 2004
Accounts receivable, gross	$825	$2,053
Less: Provision for doubtful accounts	(151)	(125)

Accounts receivable, net	$674	$1,928

There were no significant concentrations of credit risk at June 30, 2005.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

NOTE 5. INVENTORIES

Inventories are stated at the lower of cost or market value on a first-in, first-out (FIFO) basis and are comprised of the following (in thousands):

	June 30, 2005	December 31, 2004
Raw materials	$1,949	$1,922
Work in process	78	133
Finished goods	554	871

Inventory, gross	2,581	2,926
Less: Inventory reserve	(2,518)	(1,720)

Inventory, net	$63	$1,206

An inventory reserve is established based on expected usage over the term of the wind-down. In this regard, all inventory in excess of estimated sales and service needs is fully reserved.

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following (in thousands):

	June 30, 2005	December 31, 2004
Furniture and fixtures	$757	$791
Office equipment	1,905	1,979
Laboratory equipment	547	553
Leasehold improvements	542	542
Production equipment	4,736	5,092

Property and equipment, gross	8,487	8,957
Less: Accumulated depreciation and amortization	(7,920)	(8,257)
Less: Assets held for sale	(421)	—

Property and equipment, net	$146	$700

Included in the property, plant and equipment is disposal cost of approximately $146,000, which is capitalized in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities and relates to the Company’s obligation for decommissioning the radiation source train production facility.

During the fourth quarter of 2004, Novoste recorded an impairment charge to reflect the reduced carrying value of all long-term assets that support the VBT business (see Note 14 to the unaudited consolidated financial statements)

Assets Held For Sale

Following the February 2005 announcement of a staged wind-down of the Company’s VBT business and subsequent determination as to the timing thereof, the Company committed to a plan to sell certain assets in accordance with the terms of the wind-down plan. Based on the provisions of SFAS 144, the Company

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

determined that these assets met the criteria for classification as held for sale at June 30, 2005. Assets held for sale at June 30, 2005 are comprised of property and equipment and are included in the unaudited consolidated balance sheet at estimated net realizable value of $421,000.

NOTE 7. RADIATION AND TRANSFER DEVICES

Novoste retains ownership of the radiation source trains (RSTs) and transfer devices (TDs). Depreciation of the costs of these assets is taken over the estimated economic life using the straight-line method and is recorded in cost of sales. Depreciation begins at the time the Beta-Cath™ System is placed into service. Novoste classifies the annual agreements with Novoste’s customers to license the use of radiation and transfer devices as operating leases. Income is recognized ratably over the length of the agreement. At June 30, 2005, unearned revenue under these agreements approximated $707,000 compared to $1,914,000 at December 31, 2004.

Radiation and transfer devices, stated at cost net of impairment, less accumulated depreciation, are comprised of the following (in thousands):

	June 30, 2005	December 31, 2004
Radiation and transfer devices, gross	$10,400	$14,977
Less: Accumulated depreciation	(10,400)	(14,977)

Radiation and transfer devices, net	$—	$—

During the quarter ended December 31, 2004, Novoste concluded that these assets were fully impaired and recorded an impairment charge bringing their net book value to zero. During the six months ended June 30, 2005, approximately 1,108 of the RSTs and TDs, with an acquired cost net of impairment of $4,577,000, were decommissioned because they had no foreseeable use. These assets were fully depreciated, thus, there was no effect on net loss for the quarter or six months ended June 30, 2005.

NOTE 8. OTHER ASSETS

At June 30, 2005 other assets consist mainly of license agreements and other intangibles. On April 22, 2004, Novoste signed an asset purchase agreement with Guidant Corporation pursuant to which Novoste acquired information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant in the United States and Canada. Under the terms of the agreement, during a six-month transition period beginning on April 22, 2004, Guidant and Novoste cooperated jointly to transition the Guidant customers to Novoste products for any customer that wished to continue vascular brachytherapy. Guidant discontinued its vascular brachytherapy business in the United States and Canada over the six-month period. Additionally, Guidant agreed to not compete in the vascular brachytherapy market in the United States and Canada for a period of five years. Novoste paid the sum of $2,500,000 to Guidant at the signing of the transaction and agreed to pay Guidant an additional 5% on net sales to customers on the Guidant customer list that transitioned to Novoste’s products for a period of six months after April 22, 2004. After this six-month transition period, Novoste is required to pay an additional 5% on all U.S. and Canadian net sales of Novoste vascular brachytherapy products up to a maximum of $4,000,000. The initial payment was being amortized over twenty-four months. During the quarter ended December 31, 2004, Novoste concluded that these assets were fully impaired and recorded an impairment charge bringing the net book value to zero. No amortization expense was recorded for the six months ended June 30, 2005.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

NOTE 9. ACCRUED EXPENSES

Significant items of accrued expenses are as follows (in thousands):

	June 30, 2005	December 31, 2004
Salaries, wages and benefits	$2,051	$1,216
Purchase commitments	1,324	—
Radiation and disposals	583	891
Operating expenses and royalties	237	433
Professional fees	922	892
Clinical trials	100	205
Due to customers	34	104
Sales and use taxes	47	82

	$5,298	$3,823

The accrued purchase commitments in the table above represent the present value of minimum payment obligation under a current supply contract (see Note 14 of the unaudited consolidated financial statements).

NOTE 10. LINE OF CREDIT

In August 2001, the Company obtained a $10,000,000 revolving line of credit, which was extended by agreement from time to time. On May 27, 2004, Novoste replaced previous borrowing arrangements with a one-year agreement, which provided a $5,000,000 revolving line of credit and the availability of letters of credit. On December 22, 2004, in view of declining business needs, Novoste terminated the borrowing agreement with the financial institution and no obligations related to the agreement exist at June 30, 2005. At June 30, 2005, the Company had $75,000 in an outstanding letter of credit, which is secured by a certificate of deposit.

NOTE 11. SEGMENT INFORMATION

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires the reporting of segment information based on the information provided to Novoste’s chief operating decision maker for purposes of making decisions about allocating resources and assessing performance. Novoste’s business activities are represented by a single industry segment, the manufacture and distribution of medical devices. For management purposes, Novoste is segmented into two geographic areas: United States and the Rest of the World (Europe, Canada, Asia and South America).

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

The following is a summary of selected financial information by reportable segment as of, and for the six months ended, June 30, 2005 and 2004 (in thousands):

Net sales

		United States	Rest of World	Consolidated
	2005	$4,118	$1,594	$5,712
	2004	10,790	1,988	12,778

Net loss

		United States	Rest of World	Consolidated
	2005	$(8,864)	$(271)	$(9,135)
	2004	(8,083)	(302)	(8,385)

Long-lived assets

		United States	Rest of World	Consolidated
	2005	$3,170	$5	$3,175
	2004	13,124	624	13,748

Total assets

		United States	Rest of World	Consolidated
	2005	$23,059	$775	$23,834
	2004	48,072	2,741	50,813

Novoste’s total assets outside of the United States consist principally of cash and cash equivalents and accounts receivable.

NOTE 12. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the three and the six months ended June 30, 2005 and 2004 (in thousands, except per-share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Numerator:
Net loss	$(2,580)	$(3,771)	$(9,135)	$(8,385)
Denominator:
Weighted-average shares outstanding	16,335	16,331	16,335	16,331

Net loss per share:
Basic and Diluted	$(0.16)	$(0.23)	$(0.56)	$(0.51)

The basic and diluted loss per share is computed based on the weighted average number of common shares outstanding. Weighted average shares outstanding, assuming dilution, includes the incremental shares that would be issued upon the assumed exercise of stock options. For the calculation of the six months ended June 30, 2005

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

and 2004, all stock options, representing approximately 2,049,000 and 2,757,000 shares of Novoste common stock, respectively, were excluded, as they would be anti-dilutive. Of these, approximately 2,049,000 and 2,646,000 shares had an exercise price higher than the average price of Novoste’s common stock for the six-month periods ended June 30, 2005 and 2004, respectively.

NOTE 13. SHAREHOLDERS’ EQUITY

Changes in shareholders’ equity consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Shareholders’ equity at beginning of period	$19,806	$48,570	$26,454	$53,244
Proceeds from exercise of stock options ranging from $3.20 to $6.65 per share	—	—	—	7
Proceeds from Employee Stock Purchase Plan, 3,637 shares at $2.2185 on 6/30/04	—	8	—	8
Amortization of unearned compensation	—	8	—	35
Revaluation of variable stock awards	—	—	—	(4)
Cancellation of unvested Restricted Stock Awards and compensation charge options	—	(19)	(7)	(19)
Amortization of fair market value of stock options to non-employees	—	3	(5)	6
Comprehensive income:
Unrealized gain (loss) on held-for-sale securities	2	(14)	6	(14)
Translation adjustment	(41)	(19)	(126)	(112)
Net loss	(2,580)	(3,771)	(9,135)	(8,385)

Total comprehensive loss	(2,619)	(3,804)	(9,255)	(8,511)

Shareholders’ equity at end of period	$17,187	$44,766	$17,187	$44,766

NOTE 14. IMPAIRMENT AND OTHER CHARGES

During the third quarter of 2004, Novoste suspended production of radiation source trains at its supplier, AEA Technologies QSA GmbH (AEA). This suspension was due to the existence of radiation source train inventory levels that were determined to be adequate to meet the needs of Novoste for the foreseeable future. This situation was due to (a) the reduction in the number of vascular brachytherapy sites and procedures as a result of the declining vascular brachytherapy market, and (b) fewer replacements of 3.5F radiation source trains than expected. As a result of the suspension and continued declines in the Company’s current and projected future revenues and cash flows, Novoste assessed the recoverability of carrying value of the Company’s long-lived assets in relationship to the expected undiscounted cash flows to be generated from revenues. Based on this evaluation, Novoste concluded that the value of the AEA plant was no longer fully recoverable and recorded an impairment charge.

During the fourth quarter of 2004, the Company updated an economic study regarding the value of all long-lived assets supporting the VBT business. The impairment analysis was based on expected future net cash flows to be generated by the assets during their remaining service lives, using undiscounted cash flows. Because the Company only has one product line, all enterprise-wide, long-lived assets were included. The study concluded

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

that the assets were impaired, and the carrying value of all long-lived assets was reduced and expensed in the functions where the assets were used. At December 31, 2004, all of the specialized assets relating to the Beta-Cath™ product line were considered to have zero fair value due to their specialized nature and lack of alternative uses. Other equipment, which is more versatile in nature, was reduced to estimated net realizable value.

In connection with changes in the Company’s forecasted needs for radiation source trains resulting from the timing of the staged wind-down of the Company’s VBT business, it is unlikely that additional radiation source trains will be purchased during the remaining life of the supply contract with AEA, which expires in September 2006. Under the agreement, Novoste is obligated to make minimum payments through the end of the contract. Given that Novoste will most likely not receive future economic benefit from these required payments, the Company accrued the present value of these contractual payments, which aggregate approximately $1,324,000 and are included in cost of sales for the three months ended March 31, 2005. This amount remained unpaid as of June 30, 2005.

NOTE 15. EMPLOYMENT TERMINATION COSTS

On February 22, 2005, Novoste announced that the Board of Directors had determined that its VBT business, which is its only business line, is no longer viable and, as a result, had authorized a staged wind-down of the business. The staged plan is necessary to maximize the value of Novoste’s remaining assets. The total of personnel related termination costs, which consist of severance pay, outplacement assistance and retention incentives, is expected to aggregate approximately $4,483,000 through the execution of the wind-down plan, which is expected to be completed in late 2005 (absent a sale of the VBT business). Approximately $343,000 of these costs relate to personnel in Europe with the remaining costs applicable to U.S. operations.

During the three months ended June 30, 2005, the Company incurred approximately $1,640,000 of termination costs related to the termination of approximately 25 employees during the three months ended June 30, 2005 and pro rated termination costs related to the 25 employees who remained with the Company as of June 30, 2005.

During the six months ended June 30, 2005, the Company incurred approximately $4,041,000 of termination costs related to the termination of approximately 75 employees during the six months ended June 30, 2005 and pro rated termination costs related to the 25 employees who remained with the Company as of June 30, 2005. The costs associated with terminated employees are included within their native financial classifications in the unaudited consolidated statement of operations for the six months ended June 30, 2005, with approximately $599,000 related to cost of sales and the balance in operating expense.

Previously, in March 2004, Novoste announced a reduction in force, eliminating 84 positions, to align Novoste’s staffing with current market conditions. 77 of the employees involved in the reduction terminated employment with Novoste during the six months ended June 30, 2004.

Termination cost activity consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Liability at beginning of period	$1,000	$111	$—	$—
Incurred and expensed	1,640	196	4,041	666
Paid and settled	(714)	(307)	(2,115)	(666)

Liability at end of period (included with accrued salaries)	$1,926	$—	$1,926	$—

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

NOTE 16. RELATED PARTY TRANSACTIONS

On December 23, 2002, the Company signed a Distribution Agreement with Orbus Medical Technologies, Inc., a manufacturer of cardiology products. The Company’s President and Chief Executive Officer, Mr. Alfred J. Novak, was previously the Chairman of Orbus.

In February 2005, Novoste and Orbus mutually agreed to terminate the Distribution Agreement. Orbus paid Novoste $346,000 and assumed $36,000 in obligations to repurchase inventory, refund an unused deposit and reimburse Novoste for market development expenses. Novoste ceased distributing Orbus product by the end of the first quarter of 2005 and all inventory was returned. Included in accounts payable as of June 30, 2005 is $65,000 due to Orbus relating to the final settlement for termination of the Company’s contract with Orbus.

Novoste had no net sales of these products in the quarter ending June 30, 2005, compared to $108,000 in the quarter ending June 30, 2004; Novoste had net sales of $37,000 and $ 242,000 from this product line for the six months ended June 30, 2005 and 2004, respectively.

NOTE 17. LIQUIDATION OF EUROPEAN SUBSIDIARY

In connection with the Company’s staged wind-down of its VBT business, on April 14, 2005, Novoste’s German subsidiary, Novoste GmbH, initiated a voluntary dissolution of the corporation. The company began orderly liquidation and must add the suffix “i.L.” to all letters, correspondence and business transactions. European operations accounted for approximately 28% of revenue for the six months ended June 30, 2005, compared to approximately 16% for the same period last year. Novoste is continuing to proceed with dissolution of the remaining European subsidiaries. The dissolution of the remaining European subsidiaries is not expected to have a significant impact on the Company’s future financial position or results of operations.

NOTE 18. PROPOSED MERGER WITH ONI MEDICAL SYSTEMS, INC.

On May 18, 2005, Novoste entered into a definitive merger agreement with ONI Medical Systems, Inc., a privately held Delaware corporation (ONI). ONI is engaged in the design and manufacture of dedicated purpose magnetic resonance imaging, or MRI, systems.

Under the terms of the merger agreement, at closing, ONIA Acquisition Corp., a wholly-owned subsidiary of Novoste that was formed in May 2005, will merge with and into ONI, with ONI remaining as the surviving corporation and a wholly-owned subsidiary of Novoste. Novoste will issue shares of its common stock in the merger in exchange for, and in cancellation of, all of the outstanding shares of ONI capital stock.

The total number of shares of Novoste common stock to be issued pursuant to the merger agreement (including upon exercise of assumed ONI options and warrants) will be determined at the time of the closing of the merger based on a formula that values Novoste at the value of its net cash assets at closing and values ONI at $20,000,000 (solely for purposes of this calculation). Novoste anticipates that completion of the merger will result in the current holders of ONI’s equity securities owning a majority of Novoste’s common stock.

If the amount of Novoste’s net cash assets is between $11,750,000 and $13,250,000, Novoste’s valuation will be fixed at $12,500,000. If the amount of Novoste’s net cash assets is less than $11,750,000, then Novoste’s valuation will be the actual amount of its net cash assets, provided that if the amount of the net cash assets is less than $10,000,000, ONI will have the right to either terminate the merger agreement or accept a Novoste valuation of $10,000,000. If the amount of Novoste’s net cash assets is greater than $13,250,000 but less than $20,000,000, then Novoste’s valuation will be the actual amount of Novoste’s net cash assets. If the amount of the net cash

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

assets is equal to or greater than $20,000,000, Novoste’s valuation will equal $19,999,999; however, Novoste will have the right to issue a dividend to its shareholders for the amount, if any, by which Novoste’s net cash assets exceeds $19,999,999.

Based on 16,334,780 shares of Novoste’s common stock outstanding on the record date, and assuming that the value of Novoste’s net cash assets at closing provides for a Novoste valuation of $12,500,000, Novoste would expect to issue an aggregate of 22,720,304 shares of its common stock and to assume options and warrants to purchase an aggregate of 3,640,944 shares of its common stock if the merger is completed. Novoste anticipates that the current holders of ONI’s equity securities will have voting power sufficient to control all major corporate decisions immediately after the merger.

The merger cannot be completed unless Novoste’s issuance of the shares of its common stock in connection with the merger is approved by its shareholders. In addition, the merger is conditioned upon Novoste’s shareholders approving an amendment to the Novoste articles of incorporation that increases the number of authorized shares of Novoste’s common stock to 75,000,000 from 25,000,000, and an amendment to Novoste’s articles of incorporation that changes Novoste’s name to ONI Medical Systems, Inc., effective upon the closing. On August 8, 2005, Novoste first mailed or delivered to the shareholders a definitive proxy statement in connection with the proposed merger. Novoste’s board of directors scheduled a special meeting in lieu of an annual meeting of its shareholders for September 14, 2005 to consider and vote upon these matters.

NOTE 19. LOAN TO ONI AND PROMISSORY NOTE RECEIVABLE

Concurrent with the execution of the merger agreement, Novoste extended to ONI an 18-month senior unsecured loan in the principal amount of $3,000,000, bearing interest at a rate of 8% per year. Principal and interest on the loan will be due in November 2006. Under certain circumstances in which ONI terminates the merger agreement, repayment of the loan will accelerate at the time of termination. The amount of Novoste’s net cash assets at closing will include the principal and interest outstanding under the loan at such time.

In connection with the $3,000,000 loan, ONI granted to Novoste a warrant to purchase up to 2,325,581 shares of ONI Series A preferred stock (which is convertible into ONI common stock), at an exercise price of $1.29 per share. Novoste may not exercise the warrant unless there is an event of default under the promissory note or the merger agreement is terminated. Novoste can exercise the warrant either by paying cash or by surrendering the promissory note that evidences the loan. The warrant will expire upon completion of the merger or otherwise in November 2006. Upon termination of the merger agreement under some circumstances, the warrant will automatically terminate.

NOTE 20. SUBSEQUENT EVENTS

On July 15, 2005, Novoste deposited $3,409,000 to fund the Novoste Corporation Executive Rabbi Trust (the “Executive Trust”) and $641,000 to fund the Novoste Corporation Employee Rabbi Trust (the “Employee Trust,” and collectively with the Executive Trust, the “Trusts”).

Each of the Trusts was initially established (on an unfunded and revocable basis) on May 20, 2005 pursuant to trust agreements with AST Trust Company, as trustee, which were amended on July 15, 2005 (as amended, the “Trust Agreements”). The Trusts were established to hold funds that the Company may be required to distribute in the future pursuant to obligations incurred under certain of the Company’s nonqualified deferred compensation plans (the “Plans”), including obligations that would become payable in the event of a change of control of the Company.

NOVOSTE CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2005

Under the Trust Agreements, the types of benefits that the Trusts are authorized to pay include:

•	salary related programs including base pay, bonuses, commissions and the Company’s contributions to all employee benefit programs for individuals as long as they remain in the Company’s employ;

•	payments under the Novoste Corporation Key Employee Retention Plan;

•	payments under the Novoste Corporation Senior Officer Amended and Restated Termination Agreements;

•	payments under the severance and change of control protection programs for selected employees who are not covered by the programs and agreements referred to above;

•	administrative expenses; and

•	legal costs incurred by beneficiaries in obtaining distributions from the Novoste Corporation Executive Rabbi Trust.

Under the Trust Agreements, the Trusts become irrevocable automatically upon the occurrence of a change of control or potential change of control of the Company. Once irrevocable, the Trusts will not terminate until the date on which participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans and all liabilities have been satisfied or July 15, 2006 if no change of control of Novoste has occurred by such date.

Novoste’s board of directors has determined that completion of the proposed ONI merger will constitute a change of control of Novoste. As a result, completion of the merger will result in change of control payments being due to current or former executive officers, and other select key employees, of Novoste.

On July 15, 2005, the committee of Novoste’s board of directors responsible for administering the Trusts determined that a potential change of control of Novoste has occurred as a result of Novoste entering into the merger agreement with ONI.

NOVOSTE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

In this discussion and analysis, “Novoste,” “the Company,” “we,” “us” and “our” refer to Novoste Corporation. Novoste®, Beta-Cath™, and the Novoste® logo are trademarks of Novoste.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The forward-looking statements in this discussion and analysis are made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Our operating results and financial condition have varied and may in the future vary significantly depending on a number of factors. Statements in this discussion and analysis which are not strictly historical statements, including, without limitation, statements regarding management’s expectations regarding the staged wind-down of our VBT products business, future strategic alternatives, if any, possible liquidation and dissolution and future revenues from the sale of our VBT products, as well as statements regarding our strategy and plans, constitute forward-looking statements that involve risks and uncertainties. In some cases these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “project,” “predict,” “potential” or the negative of these words or comparable words. The factors described in “Risk Factors” beginning on page 13 of our proxy statement, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report and presented elsewhere by management from time to time. Such factors, among others, may have a material adverse effect upon our business, financial condition, and results of operations. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future global events or otherwise. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made.

This discussion and analysis should be read together with “Novoste Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 77 of the proxy statement.

PROPOSED MERGER WITH ONI MEDICAL SYSTEMS, INC.

On May 18, 2005, Novoste entered into a definitive merger agreement with ONI Medical Systems, Inc., a privately held Delaware corporation (ONI). ONI is engaged in the design and manufacture of dedicated purpose magnetic resonance imaging, or MRI, systems.

Under the terms of the merger agreement, at closing, ONIA Acquisition Corp., a wholly-owned subsidiary of Novoste that was formed in May 2005, will merge with and into ONI, with ONI remaining as the surviving corporation and a wholly-owned subsidiary of Novoste. Novoste will issue shares of its common stock in the merger in exchange for, and in cancellation of, all of the outstanding shares of ONI capital stock.

The total number of shares of Novoste common stock to be issued pursuant to the merger agreement (including upon exercise of assumed ONI options and warrants) will be determined at the time of the closing of the merger based on a formula that values Novoste at the value of its net cash assets at closing and values ONI at $20,000,000 (solely for purposes of this calculation). Novoste anticipates that completion of the merger will result in the current holders of ONI’s equity securities owning a majority of Novoste’s common stock.

If the amount of Novoste’s net cash assets is between $11,750,000 and $13,250,000, Novoste’s valuation will be fixed at $12,500,000. If the amount of Novoste’s net cash assets is less than $11,750,000, then Novoste’s valuation will be the actual amount of its net cash assets, provided that if the amount of the net cash assets is less than $10,000,000, ONI will have the right to either terminate the merger agreement or accept a Novoste valuation of $10,000,000. If the amount of Novoste’s net cash assets is greater than $13,250,000 but less than $20,000,000, then Novoste’s valuation will be the actual amount of Novoste’s net cash assets. If the amount of the net cash assets is equal to or greater than $20,000,000, Novoste’s valuation will equal $19,999,999; however, Novoste will have the right to issue a dividend to its shareholders for the amount, if any, by which Novoste’s net cash assets exceeds $19,999,999.

Based on 16,334,780 shares of Novoste’s common stock outstanding on the record date, and assuming that the value of Novoste’s net cash assets at closing provides for a Novoste valuation of $12,500,000, Novoste would expect to issue an aggregate of 22,720,304 shares of its common stock and to assume options and warrants to purchase an aggregate of 3,640,944 shares of its common stock if the merger is completed. Novoste anticipates that the current holders of ONI’s equity securities will have voting power sufficient to control all major corporate decisions immediately after the merger.

The merger cannot be completed unless Novoste’s issuance of the shares of its common stock in connection with the merger is approved by its shareholders. In addition, the merger is conditioned upon Novoste’s shareholders approving an amendment to the Novoste articles of incorporation that increases the number of authorized shares of Novoste’s common stock to 75,000,000 from 25,000,000, and an amendment to Novoste’s articles of incorporation that changes Novoste’s name to ONI Medical Systems, Inc., effective upon the closing. On August 8, 2005, Novoste first mailed or delivered to shareholders a definitive proxy statement in connection with the proposed merger. Novoste’s board of director’s has scheduled a special meeting in lieu of an annual meeting of its shareholders for September 14, 2005 to consider and vote upon these matters.

Concurrent with the execution of the merger agreement, Novoste extended to ONI an 18-month senior unsecured loan in the principal amount of $3,000,000, bearing interest at a rate of 8% per year. Principal and interest on the loan will be due in November 2006. Under certain circumstances in which ONI terminates the merger agreement, repayment of the loan will accelerate at the time of termination. The amount of Novoste’s net cash assets at closing will include the principal and interest outstanding under the loan at such time.

In connection with the $3,000,000 loan, ONI granted to Novoste a warrant to purchase up to 2,325,581 shares of ONI Series A preferred stock (which is convertible into ONI common stock), at an exercise price of $1.29 per share. Novoste can exercise the warrant either by paying cash or by surrendering the promissory note that evidences the loan. Novoste may not exercise the warrant unless there is an event of default under the promissory note or the merger agreement is terminated. The warrant will expire upon completion of the merger or otherwise in November 2006. Upon termination of the merger agreement under some circumstances, the warrant will automatically terminate.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Novoste’s discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires that we adopt and follow certain accounting policies. Certain amounts presented in the financial statements have been determined based upon estimates and assumptions. Although we believe that our estimates and assumptions are reasonable, actual results will differ and could be material.

We have included below a discussion of the critical accounting policies that we believe are affected by our more significant judgments and estimates used in the preparation of our financial statements, how we apply such policies and how results differing from our estimates and assumptions would affect the amounts presented in our financial statements. Other accounting policies also have a significant effect on our financial statements, and some of these policies also require the use of estimates and assumptions.

Revenue Recognition

Revenue from the sale of products is recorded when an arrangement exists, delivery has occurred and services have been rendered, the seller’s price is fixed and determinable and collectability is reasonably assured. Novoste earns revenue from sales of catheters and stents, and from service agreements for the use of radiation source trains and transfer devices included in the Beta-Cath™ System.

Novoste uses distributors in countries where the distributors’ experience and knowledge of local radiation and medical device regulatory issues is considered beneficial by Novoste’s management. Under the distributor arrangements, there are generally no purchase commitments and no provisions for cancellation of purchases. Novoste or the distributor may cancel the distributor agreements at any time. As part of the staged wind-down, these agreements have been terminated and as of June 30, 2005 no distribution agreements remained in force.

Revenue from sales of catheters directly to hospitals is recognized upon shipment after the hospital has received a Beta-Cath™ System and completed all licensing and other requirements to use the system. Novoste recognizes revenue from sales of catheters and stents at the time of shipment. Novoste sells its catheters with no right of return except in cases of product defect or shipping errors.

Novoste retains ownership of the radiation source trains and transfer devices and enters into a service agreement with its customers. Revenue recognition begins when an agreement has been executed, the system has been shipped, and all licensing and other requirements to use the system have been completed. The revenue is recognized ratably over the term of the agreement. Under the terms of the agreement signed with customers located in the United States, replacement and servicing of the radiation source train and transfer device is required at six-month intervals or twelve-month intervals, depending on the model of the device. This replacement and servicing cost is included in cost of sales as incurred. No other post-sale obligations exist.

Radiation and Transfer Devices and Amortization of Costs

Novoste has invested significant resources to acquire radiation source trains and transfer devices that make up the Beta-Cath™ System and offers multiple treatment options using either the standard length or the XL version of the 3.5F catheter, which can accommodate a 30mm, 40mm or 60mm radiation source train.

Novoste retains ownership of the radiation source trains and transfer devices that are used by customers. The costs to acquire, test and assemble these assets are recorded as incurred. Novoste has determined that based upon the manufacturer’s data, the estimated economic life for radiation source trains is more than one year, and transfer devices is three years. Accordingly, Novoste classifies these assets as long-term assets. Depreciation of the costs of these assets is included in cost of sales and is recognized over their estimated economic lives using the straight-line method. Depreciation begins at the time the Beta-Cath™ System is placed into service. Valuation reserves are recorded for the balance of unamortized costs of transfer devices and radiation source trains that are on hand but not available for use by a customer.

During the fourth quarter of 2004, Novoste evaluated the recoverability of the carrying value for radiation devices and other assets to determine if an impairment charge was necessary. Novoste performed this evaluation in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based on this evaluation, Novoste determined that the radiation devices were impaired with no fair value due to their specialized nature and recorded an impairment charge bringing their net book value to zero. Subsequent to December 31, 2004, no depreciation was recorded.

Asset Impairment

Novoste evaluates the carrying value of long-lived assets in accordance with the provisions of SFAS 144 whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is determined based on the carrying value of an asset exceeding the future undiscounted net cash flow expected to be generated by the asset. If an asset is not recoverable, impairment is measured by the excess of the carrying value of the asset over the fair value of the asset.

During the fourth quarter of 2004, the Company updated an economic study regarding the value of all long-lived assets supporting the VBT business. The impairment analysis was based on expected future net cash flows to be generated by the assets during their remaining service lives, using undiscounted cash flows. Because the Company only has one product line, all enterprise-wide, long-lived assets were included. The study concluded that the assets were impaired, and the carrying value of all long-lived assets was reduced and expensed in the functions where the assets were used. At December 31, 2004, all of the specialized assets relating to the Beta-Cath™ product line were considered to have zero fair value due to their specialized nature and lack of alternative uses. Property and equipment that is more versatile in nature was reduced to estimated net realizable value. At June 30, 2005, the carrying value of all long-lived assets is recorded at their estimated net realizable value.

Assets Held for Sale

Following the announcement of a staged wind-down, Novoste committed to a plan for the sale of certain assets in accordance with the wind-down plan. The plan includes actively identifying and seeking buyers for these assets. In accordance with the provision of SFAS 144, assets held for sale are stated at estimated net realizable value and depreciation on these assets has been suspended (see also Note 6 to the unaudited consolidated financial statements).

Employment Termination Costs

As part of the wind-down plan, Novoste has provided financial incentives to certain employees to remain with the Company to manage the wind-down. To receive these incentive payments, they are required to remain with the Company until their employment is terminated. Novoste accounts for these termination benefits in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (see also Note 15 to the unaudited consolidated financial statements).

Stock-Based Compensation

Novoste uses the intrinsic value method for valuing its awards of stock options and restricted stock and recording the related compensation expense, if any, in accordance with APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. Novoste grants stock options generally for a fixed number of shares to employees, directors, consultants and independent contractors with an exercise price equal to the fair market value of the shares at the date of grant. Compensation expense (expense reduction) is recognized for increases (decreases) in the estimated fair value of common stock for any stock options with variable terms. No compensation expense is recognized for stock option grants to employees for which the terms are fixed and the exercise price is equal to the fair market value of the shares at the date of the grant.

Novoste accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Any compensation expense related to grants that do not vest immediately is amortized over the vesting period of the stock options using the straight-line method as that method most closely approximates the way in which the option holder vests in those options.

Allowance for Doubtful Accounts

Novoste maintains allowances for doubtful accounts for the estimated losses resulting from the inability of our customers to make required payments. Most of our customers are hospitals located in the U.S.; however, some are distributors of our products in foreign countries or hospitals located in Europe. The amount recorded in the allowances is based primarily on management’s evaluation of the financial condition of the customers. If the financial condition of any of the customers deteriorates, additional allowances may be required. Actual losses from uncollectible accounts are charged against the allowance when it is determined that the account cannot be collected.

Inventories

Inventories are stated at the lower of cost or market value on a first-in, first-out (FIFO) basis. Provisions are recorded for excess or obsolete inventory equal to the cost of the inventory. Shelf-life expiration or replacement products in the marketplace may cause product obsolescence. If actual product demand and market conditions were less favorable than those projected by management, additional provisions might be required which would negatively impact operating profits. Novoste evaluates the adequacy of these provisions quarterly.

RESULTS OF OPERATIONS

Overview

Sales of VBT products continued to decline during the second quarter of 2005. We believe that this trend is the result of the ongoing success of drug-eluting stents, which were introduced in 2003, in treating in-stent restenosis, the market served by Novoste’s Beta-Cath™ system. We also believe that the wind-down announced on February 22, 2005 has dampened customer demand for our products due to uncertainty of continued supply.

During the second quarter, Novoste continued the staged wind-down of the VBT business, which was announced during the first quarter to preserve the company’s cash resources while potential options were evaluated. In addition to the approximately 50 people who left Novoste during the first quarter, approximately 25 more positions were eliminated during the second quarter. Further reductions in employees and other cost reduction measures are being implemented on a regular basis.

The net loss for the quarter was $2,580,000 on revenues of $2,299,000. The loss in the quarter includes a charge of $1,640,000 for employment termination costs, as well as other wind-down related costs and extra expense for professional services related to the ONI transaction (see below). Offsetting these charges is a favorable effect on cost of sales from the elimination of depreciation and amortization expense due to reductions and write-offs of capitalized assets resulting from impairments and other write-downs recorded in 2004. We expect continued losses as our operations wind-down and as our revenues continue to decline.

As previously disclosed, we have been actively seeking new product opportunities, as well as a merger, business combination or other disposition of our business or assets. As part of our ongoing review of potential options, we retained an investment banking and strategic advisor, Asanté Partners LLC, in April 2004, to assist us in our efforts to identify and implement strategic and financial alternatives.

As discussed elsewhere in our proxy statement and in this proxy statement supplement, on May 18, 2005, we entered into a definitive merger agreement with ONI Medical Systems, Inc., a privately held Delaware corporation (ONI). ONI is engaged in the design and manufacture of dedicated purpose magnetic resonance imaging, or MRI, systems. Under the terms of the merger agreement, at closing, ONIA Acquisition Corp., a wholly-owned subsidiary of Novoste that was formed in May 2005, will merge with and into ONI, with ONI remaining as the surviving corporation and our wholly-owned subsidiary. We will issue shares of our common stock in the merger in exchange for, and in cancellation of, all of the outstanding shares of ONI capital stock. We anticipate that completion of the merger will result in the current holders of ONI’s equity securities owning a majority of our common stock. All transaction related expenses that have been incurred to June 30, 2005 have been recorded. Completion of the merger is subject to the approval by our shareholders of the merger-related proposals set forth in our proxy statement.

On August 25, 2005, we entered into an asset purchase agreement with Best Vascular, Inc., a Delaware corporation, and Best Medical International, Inc., a Virginia corporation and affiliate of Best Vascular. Pursuant to the agreement we will transfer and convey to Best Vascular substantially all of the assets of our VBT business, and Best Vascular will assume certain specified liabilities of the VBT business. The agreement provides that closing of the transaction is contingent, among other things, on the approval by our shareholders and closing of our proposed merger with ONI. The asset purchase agreement is further described in this proxy statement supplement under the caption “Agreement to Sell Our VBT Business.”

Net Sales and Gross Margin

Net sales and gross margin consisted of the following (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	Increase (decrease)	2005	2004	Increase (decrease)
Net sales:
United States	$1,795	$4,831	(62.8)%	$4,118	$10,790	(61.8)%
Rest of World	504	922	(45.3)%	1,594	1,988	(19.8)%

Total net sales	2,299	5,753	(60.0)%	5,712	12,778	(55.3)%
Cost of sales	895	3,540	(74.7)%	5,014	7,491	(33.1)%

Gross margin	$1,404	$2,213	(36.6)%	$698	$5,287	(86.8)%

Net sales decreased by $3,474,000 or 60% in the second quarter and by $7,066,000, or 55% in the first six months from the same periods in the prior year. We believe that this decrease is due to the continuing effectiveness of drug-coated stents in reducing in-stent restenosis during the early months following the implant of the stents, thus reducing the demand for Novoste’s products. The completion of the Guidant transaction in the second quarter of 2004 had a positive effect on the second quarter of 2005, with revenue from radiation devices increasing to $1,046,000 from $257,000, a 307% increase above the second quarter of 2004 due to the addition of former Guidant customers and existing customers who paid for service contracts. The first six-month period of 2005 also enjoyed an increase of $2,308,000 from $466,000, a 395% jump in radiation revenue compared to the same period of the prior year. However, the effect of the wind-down begun in the first quarter is reflected in lower radiation revenues, with the second quarter radiation revenue only 83% of first quarter levels, declining to $1,046,000 from $1,262,000 in the first quarter. Catheter revenue for the second quarter ended June 30, 2005 declined to $1,253,000 from $5,388,000, a 77% drop from the same period in the prior year as the volume of VBT procedures declined due to the success of drug-coated stents. The biggest decline has occurred in the U.S. Rest of World sales have declined at a lower rate because drug-eluting stents are not as prevalent within the European medical community and several former Guidant customers converted to the Beth-Cath™ system. We expect revenue from all sources to decline as the wind-down proceeds into the completion phase.

In the quarter ended June 30, 2005, cost of sales decreased approximately 75% from the same period of the prior year due to the significant reduction in revenues and the corresponding reduction of costs variable to sales. In addition, many of the fixed costs present in 2004 have been eliminated. During the fourth quarter of 2004, Novoste recorded an impairment charge, which reduced all long-lived assets to net realizable value (see Note 14 to the unaudited consolidated financial statements). This action has a favorable effect on cost of sales, eliminating approximately $1,603,000 of depreciation and amortization cost per quarter. For the six months ended June 30, 2005, cost of sales declined only 33% due to first quarter expense for inventory reserves for product and service parts not needed during the wind-down and the recording of the minimum purchase obligation payments to AEA.

The 37% decline in gross margin for the second quarter of 2005 was a result of the revenue decline coupled with the elimination of depreciation and amortization associated with long lived assets, which are now fully expensed as a result of the impairment charges, and the cost reductions associated with the wind-down plan being implemented. The 87% decline in gross margin for the six months period was the result of lower revenue and the elimination of the fixed costs for depreciation and amortization; however these reductions were offset by higher than normal inventory reserves, and minimum purchase commitments relating to the decision to wind down the VBT business.

Operating Expenses

Operating expenses consisted of the following (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	Increase (decrease)	2005	2004	Increase (decrease)
Operating expenses:
Research and development	$102	$807	(87.4)%	$536	$3,283	(83.7)%
Sales and marketing	938	3,220	(70.9)%	3,640	6,709	(45.7)%
General and administrative	3,105	2,073	49.8%	5,982	3,873	54.5%

Total operating expenses	$4,145	$6,100	(32.0)%	$10,158	$13,865	(26.7)%

Novoste continues to balance staffing needs with the business volume generated by the VBT business and to support the completion of the ONI merger and other public company activities. At the end of the first quarter of 2004, Novoste implemented a reduction in force, eliminating 84 positions across all functions. This reduction lowered annual operating costs by approximately $6,000,000. As part of this plan, through the second quarter of 2004, approximately 77 of the individuals left Novoste, with the remaining individuals leaving during the third quarter. The decline in revenue has continued, necessitating further reductions. As part of the wind-down plan announced in February 2005, approximately 50 additional positions were eliminated in the first quarter 2005 and an additional 25 positions were eliminated during the second quarter. Employment termination costs of $1,640,000 and $ 4,041,000 were recorded for the second quarter and the six months ended June 30, 2005, respectively. Of these expenses, $221,000 and 599,000 for the second quarter and the six months ended June 30, 2005, respectively, related to manufacturing personnel that are included with cost of sales, with the balance included in operating expenses.

The 87% decrease in research and development expenses for the second quarter and the 84% for the first six months of 2005, compared to the same period of the prior year, is in the area of clinical trials and product development. All clinical trials and product development activity have been discontinued and the only activity is post-procedure monitoring. The internal product development staff was released with the reduction in force in March 2004, and development efforts using outside firms have been suspended. The only costs being incurred for this area is nominal expenses related to post-trial evaluations and related regulatory matters. We expect costs in this area to decline as the monitoring of closed clinical trials is completed.

The 71% and 46% decrease in sales and marketing expense for the second quarter and six months ended June 30, 2005, respectively, compared to the same period of the prior year, is due to reduced sales and marketing personnel, and to significantly lower variable expenses related to lower revenues, principally commissions and travel expenses. All sales and marketing positions in the U.S. were eliminated in February 2005.

The 50% and 55% increase during the second quarter and first six months of 2005, respectively, compared to the same period of the prior year, for general and administrative expenses is due to employment termination costs (see Note 15 to the unaudited consolidated financial statements) and professional fees associated with the ONI transaction and the potential sale of the VBT assets.

Other Income and Expenses

Other income for the second quarter of 2005 was $161,000 compared to $116,000 for the same period in the prior year. Income for the first six months of 2005 was $325,000 compared to $162,000 for the same period in the prior year. The net increase arose primarily from slightly higher interest rates and a shift to slightly longer maturities, which enjoy higher returns.

Net Loss

Net loss consisted of the following (in thousands, except per share amounts):

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	Increase (decrease)	2005	2004	Increase (decrease)
Net loss	$(2,580)	$(3,771)	$1,191	$(9,135)	$(8,385)	$(750)
Net loss per share—Basic and Diluted	$(0.16)	$(0.23)	$0.07	$(0.56)	$(0.51)	$(0.05)
Weighted average shares outstanding - Basic and Diluted	16,335	16,331		16,335	16,331

The reduction in net loss for the second quarter ended June 30, 2005 resulted from the elimination of depreciation and amortization expense along with the lower overhead cost structure resulting from the cost reduction initiatives implemented in earlier periods, and that are ongoing. During execution of the wind-down plan, we expect to continue to incur net losses. The increase in net loss of $0.05 per share for the six months ended June 30, 2005, compared to the same period of 2004, was the net result of significantly lower revenues, the accrual of the remaining minimum purchase commitments due to AEA, impact of employment termination costs and other expenses related to the evaluation of strategic alternatives and the wind-down of

LIQUIDITY AND CAPITAL RESOURCES

Operating

Net cash provided by (used in) operating activities consisted of the following (in thousands):

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(9,135)	$(8,385)
Depreciation and amortization of property, equipment and intangibles	—	1,433
Amortization of capitalized disposal costs	91	66
Depreciation of radiation and transfer devices	—	2,113
Other non cash items	55	(90)
Net change in operating assets and liabilities	1,785	290

Net cash used in operating activities	$(7,204)	$(4,573)

The net loss in the first six months of 2005 consumed $7,204,000 of cash to fund operating activities. This compares to $4,573,000 of cash used in the same period of 2004. Cash was consumed as a result of significantly lower revenues, the impact of employment termination costs, and other expenses related to the evaluation of strategic alternatives and the wind-down of the VBT business. The changes in operating assets and liabilities are consistent with the decline in business volume. Depreciation of property and equipment has been eliminated as all assets are considered to be impaired and held for sale. Included in the change in operating assets for the first six months of 2005 was $1,154, 000 generated from a reduction in receivables, compared to $2,196,000 for the same period of 2004. Receivables are being collected faster than they are replaced by declining billing. Inventory declined due to the suspension of production in the face of declining demand, and increase of inventory reserves associated with surplus materials. Accrued liabilities increased $1,482,000 due to significant accruals for the AEA obligation and wind-down expenses incurred but not paid. Offsetting funds generated were reductions of accounts payables of $801,000 and $793,000 for the six months ended June 30, 2005, and 2004, respectively. Unearned revenue related to the billing of service agreements (see Note 7 to the unaudited consolidated financial statements) decreased by $1,204,000 in the first six months of 2005, due to the declining VBT activity, with fewer customers renewing leases for extended terms.

Investing

Net cash provided by (used in) investing activities consisted of the following (in thousands):

	Six Months Ended June 30,
	2005	2004
Cash flows from investing activities:
Maturity/sale of short-term investments	$10,582	$5,619
Purchase of short-term investments	(1,283)	(6,409)
Sale (purchase) of property and equipment, net	42	(410)
Purchase of intangibles	—	(2,500)
Purchase of radiation and transfer devices	—	(1,085)
Issuance of note receivable	(3,000)	—

Net cash provided by investing activities	$6,341	$(4,785)

Investments have been liquidated to fund losses in operations, ONI related transaction costs, and expenses incurred in connection with the wind-down. No cash was used to purchase property and equipment in the six months ended June 30, 2005, as compared to the same period of 2004, primarily due to lower revenue and the implementation of the wind-down plan. Also, no cash was used to purchase radiation source trains and transfer devices compared to the same period in the prior year due to the declining vascular brachytherapy business. This decrease in purchases is due to the existence of radiation source train inventory levels that will be adequate to meet the needs of Novoste for the foreseeable future. On May 18, 2005, Novoste entered into a definitive merger agreement with ONI. In connection with this agreement, Novoste loaned ONI $3,000,000. Principal and interest are payable November 18, 2006 (See note 19 to the unaudited consolidated financial statements).

Financing

During the quarters ended June 30, 2005 and 2004, respectively, Novoste had no proceeds from the issuance of its common stock as a result of option exercises. For the six months ended June 30, 2005, Novoste had no proceeds compared to $15,000 to the same period of 2004 when employees exercised stock options.

In August 2001, Novoste obtained a $10 million revolving line of credit, which was extended by agreement from time to time. On May 27, 2004, Novoste replaced previous borrowing arrangements with a one-year agreement, which provided a $5,000,000 revolving line of credit and the availability of letters of credit. On December 22, 2004, in view of declining business needs, Novoste terminated the borrowing agreement with the financial institution and no obligations related to the agreement exist at June 30, 2005. At June 30, 2005, Novoste had $75,000 in an outstanding letter of credit, which is secured by a certificate of deposit.

Commitments

At June 30, 2005, Novoste had commitments to purchase $2,151,000 of products and services, primarily arising from contractual obligations related to radiation production stand-by fees and decommissioning of the radiation production facility. Of this amount, $1,882,000 has already been recorded as an accrued expense as of June 30, 2005. The decline in commitments compared to $5,578,000 at June 30, 2004, is consistent with the trend of our contracting business that requires less replacement of inventories and radiation devices and settlement of other obligations, such as Bebig (see below).

On October 14, 1999, Novoste signed a development and manufacturing supply agreement with AEA for a source of radioactive supply and for the development of a smaller diameter radiation source. The agreement provided for the construction of a production line that was placed into service in October 2002. In addition, the agreement provides for joint ownership of all intellectual property arising from the development work and requires that AEA manufacture vascular brachytherapy sources only for Novoste. The agreement contains minimum payment obligations, which Novoste has accrued $1,324,000 as of June 30, 2005 and expensed in cost of sales, due to the determination that the remaining contractual payments will not likely result in any economic benefit to Novoste (see Note 14 to unaudited consolidated financial statements). On March 9, 2005, Novoste provided the required notification to terminate the contract eighteen months prior to expiration of the agreement, in September 2006. At the termination of this agreement, Novoste is obligated for the expense of decommissioning the production facility. These expected costs have been capitalized and are being expensed in cost of sales in accordance with SFAS 143, Accounting for Asset Retirement Obligations.

On June 20, 2001, Novoste amended its manufacturing and supply agreement with Bebig Isotopen-und Medizintechnik GmbH (Bebig), a German corporation, to manufacture and supply Novoste with radioactive sealed Strontium-90 seed trains. During each calendar year of the four-year contract, Novoste guaranteed minimum annual payments to Bebig of varying amounts over the term of the agreement and provided for decommission expense of the production facility. All product purchases are credited against the annual guaranteed payment. At June 30, 2005, all purchase and decommissioning obligations have been satisfied. The term of this agreement ended on June 19, 2005.

Novoste has entered into a license agreement with a physician pursuant to which he is entitled to receive a royalty on the net sales of the Beta-Cath™ System (excluding consideration paid for the radioactive isotope), subject to a maximum aggregate payment of $5,000,000. Royalty fees earned by the physician were $12,000 and $54,000 for the three months ended June 30, 2005 and 2004, respectively and $34,000 and $123,000 for the six months ended June 30, 2005 and 2004, respectively. Earned royalties are paid within 60 days following the end of the quarter. As of June 30, 2005, an aggregate amount of $2,197,000 has been earned under the license agreement. These amounts are expensed as costs of sales.

On January 30, 1996, Novoste entered into a license agreement whereby Emory University assigned its claim to certain technology to Novoste for royalties based on net sales (as defined in the agreement) of products derived from such technology, subject to certain minimum royalties. After the first commercial sale of royalty bearing products by Novoste, which occurred in 1998, minimum royalties were due to Emory University in the following amounts: year 2 after the first commercial sale—$10,000; year 3—$15,000; year 4—$25,000; and years 5-10, $50,000 per year. The royalty agreement term is consistent with the life of the related patent and applies to assignments of the patent technology to a third party. Royalty fees earned by Emory University were $31,000 and $117,000 for the three months ended June 30, 2005 and June 30, 2004 respectively, and $91,000 and $259,000 for the six months ended June 30, 2005 and 2004, respectively. These costs have been expensed as cost of sales. Earned royalties are paid within 60 days following the end of the quarter.

On April 22, 2004, Novoste signed an asset purchase agreement with Guidant pursuant to which Novoste acquired information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant in the United States and Canada. Novoste paid the sum of $2,500,000 to Guidant at the signing of the transaction and has agreed to pay 5% on its net sales of all vascular brachytherapy products in the U.S. and Canada, up to an additional payment of $4,000,000 (see Note 8 to unaudited consolidated financial statements). Under this agreement, Guidant has earned $53,000 and $44,000 for the three months ended June 30, 2005 and 2004, respectively, and $151,000 and $44,000 for the six months ended June 30, 2005 and 2004, respectively. These amounts are expensed as cost of sales. As of June 30, 2005, an aggregate amount of $377,000 has been earned since the execution of the contract.

Novoste has made commitments to the approximately 25 employees who remain at June 30, 2005, to manage the wind-down of the VBT business and to complete the ONI transaction (see Note 15 to the unaudited consolidated financial statements). The commitments are for severance pay, outplacement assistance and retention incentives and approximate $2,368,000.

On July 15, 2005, Novoste deposited $3,409,000 to fund the Novoste Corporation Executive Rabbi Trust (the “Executive Trust”) and $641,000 to fund the Novoste Corporation Employee Rabbi Trust (the “Employee Trust,”

and collectively with the Executive Trust, the “Trusts”). Under the Trust Agreements, the Trusts become irrevocable automatically upon the occurrence of a change of control or potential change of control of the Company. Once irrevocable, the Trusts will not terminate until the date on which participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans and all liabilities have been satisfied or July 15, 2006 if no change of control of Novoste has occurred by such date (see Note 20 to the unaudited consolidated financial statements).

Novoste’s board of directors has determined that completion of the proposed ONI merger will constitute a change of control of Novoste. As a result, completion of the merger will result in change of control payments being due to current or former executive officers, and other select key employees, of Novoste.

On July 15, 2005, the committee of Novoste’s board of directors responsible for administering the Trusts determined that a potential change of control of Novoste has occurred as a result of Novoste entering into the merger agreement with ONI.

Liquidity

Novoste’s principal source of liquidity at June 30, 2005, consisted of cash, cash equivalents and short-term investments of $18,782,000, compared to $29,060,000 at December 31, 2004. Of this amount, $75,000 is restricted due to the collateralizing a letter of credit due to expire September 15, 2005. In addition, subsequent to June 30, 2005, the company funded two Rabbi Trusts with $4,050,000 for incentive compensation to officers and other employees related to the wind-down and the ONI transaction. During the remainder of 2005, except for the restricted cash described above, Novoste expects to allocate resources to implement the VBT wind-down plan including funding contractual obligations, and advisory services including accounting and legal matters related to executing the transaction with ONI and on-going efforts to liquidate the VBT business. We expect that our existing cash reserves will be sufficient to fund any cash used by operations and to meet our liquidity and spending needs at least through the end of the wind-down plan, sometime in late 2005.

Novoste’s future liquidity and capital requirements will depend upon numerous factors, including the risks described in “Risk Factors” beginning on page 13 of our proxy statement.

ONI MEDICAL SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(unaudited)

	June 30,		December 31,
	2005	2005	2004
	(Proforma)
ASSETS
Current assets:
Cash and cash equivalents	$1,275,404	$1,275,404	$1,039,256
Restricted cash	50,000	50,000	50,000
Accounts receivable, net of allowance for doubtful accounts of $10,000 and $40,000 at June 30, 2005 and December 31, 2004, respectively	642,715	642,715	2,451,100
Inventories	3,394,890	3,394,890	2,016,298
Rights under reseller agreement	421,330	421,330	421,000
Prepaid expenses and other current assets	605,064	605,064	655,743

Total current assets	6,389,403	6,389,403	6,633,397
Property and equipment, net	499,345	499,345	523,551
Deposits	28,433	28,433	28,433
Rights under reseller agreement	403,070	403,070	624,778
Other assets	1,660,190	1,660,190	18,831

Total assets	$8,980,441	$8,980,441	$7,828,990

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable to Novoste	$3,000,000	$3,000,000	$—
Accounts payable	3,100,136	3,100,136	1,925,844
Accrued expenses	1,784,047	1,784,047	1,700,179
Deferred revenue	886,835	886,835	1,522,806
Customer deposits	1,266,649	1,266,649	676,000
Obligations under reseller agreement	271,000	271,000	453,000

Total current liabilities	10,308,667	10,308,667	6,277,829

Long-term liabilities:
Long-term deferred revenue	618,373	618,373	202,084
Obligations under reseller agreement	265,000	265,000	397,000

Total liabilities	11,192,040	11,192,040	6,876,913

Commitments and contingencies
Redeemable convertible preferred stock:
Preferred stock $0.01 par value: 12,000,000 shares authorized; 9,147,285 shares issued and outstanding, at redemption value	11,800,000	—	11,800,000

Stockholders’ deficit:
Common stock, $0.01 par value: 22,500,000 shares authorized; 5,929,806 shares issued and outstanding	59,299	196,387	59,299
Additional paid-in capital	12,900,462	30,447,856	12,899,309
Accumulated deficit	(26,971,360)	(32,855,842)	(23,806,531)

Total stockholders’ deficit	(14,011,599)	(2,211,599)	(10,847,923)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$8,980,441	$8,980,441	$7,828,990

See accompanying notes.

ONI MEDICAL SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
System revenue	$2,224,756	$804,024	$4,480,586	$1,376,479
Service revenue	274,229	131,364	490,647	214,357
Other revenue	69,981	—	226,723	—

Total revenue	2,568,966	935,388	5,197,956	1,590,836

Cost of revenue:
Cost of system revenue	1,815,018	769,403	3,483,466	1,222,841
Cost of service revenue	385,817	364,532	686,093	668,987
Cost of other revenue	69,981	—	226,723	—

Total cost of revenue	2,270,816	1,133,935	4,396,282	1,891,828

Gross profit (loss)	298,150	(198,547)	801,674	(300,992)

Operating expenses:
Research and development	499,605	452,240	1,102,054	918,391
Sales and marketing	810,249	835,021	1,787,244	1,798,100
General and administrative	582,116	484,959	1,096,204	928,437

Total operating expenses	1,891,970	1,772,220	3,985,502	3,644,928

Loss from operations	(1,593,820)	(1,970,767)	(3,183,828)	(3,945,920)

Other income (expense):
Interest income	140	3,537	5,007	9,469
Interest expense	(43,957)	(1,302)	(53,313)	(2,850)
Foreign currency gain	64,380	4,429	84,213	32,070
Other expense	(1,352)	(1,250)	(16,908)	(8,406)

Total other income (expense)	19,211	5,414	18,999	30,283

Net loss	$(1,574,609)	$(1,965,353)	$(3,164,829)	$(3,915,637)

Net loss per share—basic and diluted	$(0.27)	$(0.33)	$(0.53)	$(0.66)

Weighted average shares outstanding—basic and diluted	5,929,806	5,929,806	5,929,806	5,929,806

Unaudited pro forma net loss per share—basic and diluted	$(0.08)		$(0.16)

Unaudited pro forma weighted average shares outstanding—basic and diluted	19,638,708		19,638,708

See accompanying notes.

ONI MEDICAL SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2005	2004
Operating activities
Net loss	$(3,164,829)	$(3,915,637)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	105,204	190,873
Change in accounts receivable valuation allowances	(30,000)	—
Loss on disposal of equipment	1,660	41,939
Stock-based compensation	1,153	192
Non-cash interest expense	17,650	—
Amortization of rights under reseller agreement	220,000	—
Change in operating assets and liabilities:
Accounts receivable	1,838,385	231,770
Inventories	(1,378,592)	(1,048,259)
Prepaid expenses and other current assets	50,679	56,800
Deposits and other assets	(529,460)	—
Accounts payable	461,054	(277,496)
Accrued expenses	(129,351)	(26,464)
Obligations under reseller agreement	(322,000)	—
Customer deposits	590,649	291,720
Deferred revenue	(219,682)	523,244

Net cash used in operating activities	(2,487,480)	(3,931,318)

Investing activities
Purchases of property and equipment	(82,658)	(86,770)

Net cash used in investing activities	(82,658)	(86,770)
Financing activities
Proceeds from notes payable	3,000,000	—
Proceeds from sale of preferred stock, net of issuance costs	—	3,096,425
Payments for expenses associated with merger	(193,714)	—

Net cash provided by financing activities	2,806,286	3,096,425

Net increase (decrease) in cash and cash equivalents	236,148	(921,663)
Cash and cash equivalents at beginning of period	1,039,256	3,465,466

Cash and cash equivalents at end of period	$1,275,404	$2,543,803

Supplemental disclosures of cash flow information:
Accrual of expenses associated with the merger	$213,219	—

Accounts payable associated with the merger	$713,238	—

Cash paid for interest	$2,937	$2,658

See accompanying notes.

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

1. NATURE OF BUSINESS AND LIQUIDITY

Founded in June 1997, ONI Medical Systems, Inc. (the Company or ONI) develops and manufactures high-field, dedicated purpose Magnetic Resonance Imaging (MRI) systems. The first product, the OrthOne™, is a 1.0 Tesla, high-field extremity imaging system that provides imaging of the hand, wrist, elbow, foot, ankle and knee. The system provides high-resolution images, equivalent to those of whole body MRI scanners. The OrthOne is targeted for use in orthopedic practices, imaging centers and hospitals. In addition, the Company provides aftermarket service and support, including spare parts, equipment upgrades, and maintenance services.

On November 18, 2003, the Company changed its name to ONI Medical Systems, Inc. (formerly ONI Incorporated) and reincorporated in the state of Delaware.

The accompanying financial statements have also been presented on the assumption that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses and has generated negative cash flow from operations since inception. The audit report issued by the Company’s independent registered public accounting firm regarding the Company’s financial statements for the year ended December 31, 2004 included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern based on conditions existing at December 31, 2004 and as of the date of their audit report.

On May 18, 2005, the Company entered into an Agreement and Plan of Merger (the Agreement) by and among the Company, publicly held Novoste Corporation (Novoste) and a wholly owned subsidiary of Novoste (Merger Sub), whereby Merger Sub will merge with and into ONI resulting in, among other things, ONI being the surviving corporation and becoming a wholly owned subsidiary of Novoste (the Merger). Upon consummation of the Merger, Novoste is expected to be renamed ONI Medical Systems, Inc. The Merger is expected to be treated as a reverse merger of ONI, and ONI will be the accounting acquirer. The existing management of ONI is expected to become the management of the combined company. The board of directors of the combined company is expected to include a majority of independent directors. Upon completion of the merger, Novoste expects to have approximately $13,250,000 in net cash assets, of which $3,000,000 was received by ONI on May 18, 2005 in the form of an unsecured loan. Closing of the Merger is expected to occur during the third quarter of 2005, subject to approval by the stockholders of Novoste and other closing conditions.

The following summarizes the structure of the Merger and related matters:

1. In connection with the signing of the Agreement, Novoste loaned ONI $3.0 million. See Note 3 for further discussion.

2. At the effective time of the Merger, each share of ONI Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time, will be cancelled and extinguished and automatically converted into the right to receive that number of shares of Novoste Common Stock equal to a Common Stock Exchange Ratio to be determined at that time.

3. At the effective time of the Merger, each share of ONI Series A Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time, will be cancelled and extinguished and automatically converted into the right to receive that number of shares of Novoste Common Stock equal to a Series A Preferred Exchange Ratio to be determined at that time.

4. At the effective time of the Merger, each ONI unexpired and unexercised option to purchase ONI Common Stock outstanding immediately prior to the effective time shall be assumed by Novoste. Each option will become exercisable in accordance with its terms and for that number of whole shares of Novoste Common Stock equal to the number of shares of ONI Common Stock subject to the option multiplied by the

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Common Stock Exchange Ratio (as defined in the Agreement and determined at the effective time of the Merger). The per share exercise price under each option will equal the per share exercise price of the ONI option before the merger divided by the Common Stock Exchange Ratio.

5. At the effective time of the Merger, each ONI unexpired and unexercised warrant to purchase ONI Common Stock outstanding immediately prior to the effective time, shall be assumed by Novoste. Each warrant will become exercisable in accordance with its terms and for that number of whole shares of Novoste Common Stock equal to the number of shares of ONI Common Stock subject to the warrant multiplied by the Common Stock Exchange Ratio. The per share exercise price under each warrant will equal the per share exercise price of the ONI warrant before the merger divided by the Common Stock Exchange Ratio.

6. At the effective time of the Merger, Novoste shall deliver to ONI written resignations, to take effect at the time of the Merger, from each Novoste executive officer and five of the nine current members of the Novoste board of directors. The Agreement further provides that the Novoste board of directors will then appoint five new directors, which members shall be designated by ONI.

Novoste filed its definitive proxy statement with respect to the Merger and related transactions with the SEC on August 4, 2005 and has mailed it to the Novoste shareholders. The special meeting of Novoste shareholders has been set for September 14, 2005.

In the event the merger is not completed, management will continue to pursue financing alternatives including venture capital and debt financing, however, there is no assurance that the Company’s plans or expectations with respect to these financing alternatives will occur on terms and conditions that are acceptable to the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Unaudited Financial Information

The unaudited financial statements as of June 30, 2005, and for the three and six months ended June 30, 2005 and 2004, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals considered necessary for a fair presentation of the results of these interim periods, have been included. The results of operations for the three and six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year.

Pro Forma Balance Sheet and Pro Forma Earnings Per Share

The unaudited pro forma balance sheet and unaudited pro forma earnings per share are presented to give the pro forma effect to the conversion, upon the consummation of the merger discussed in Note 1, of all of the preferred stock issued and outstanding into 13,708,902 shares of common stock, which includes an additional 4,561,617 shares of common stock due to the conversion ratio contemplated in this transaction.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Some of the more significant estimates include revenue recognition, inventory valuation, useful lives of property and equipment, accrued liabilities including warranty accruals and other allowances. Actual results could differ from those estimates.

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Concentrations of Risk

Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance sheet risk and credit risk concentrations. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash equivalents are primarily composed of investments in money market funds. The Company maintains its cash and cash equivalent balances with high-quality financial institutions and, consequently, such funds are subject to minimal credit risk.

The Company sells its product and services primarily to orthopedic practices, imaging centers and hospitals. Collateral is not required. In addition, the Company sells its product to the international market through distributors. One distributor accounted for more than 10% of the Company’s net sales for the six months ended June 30, 2005, and each of three customers accounted for more than 10% of the Company’s net sales for the six months ended June 30, 2004. As of June 30, 2005, each of three customers accounted for more than 10% of the Company’s accounts receivable, which did not include any international distributors. Although the Company does not foresee a credit risk associated with international receivables, the timing of payment could be affected by the financial stability of the Company’s distributors.

International sales accounted for approximately 19.6% and 0% for the six months ended June 30, 2005 and 2004, respectively, and 13.6% and 0% for the three months ended June 30, 2005 and 2004, respectively. One distributor accounted for more than 10% of the Company’s net sales for the three and six months ended June 30, 2005.

The Company maintains allowances for potential trade receivable credit losses, and such losses historically have been within management’s expectations. The Company determines the adequacy of this allowance by regularly reviewing the aging of accounts receivable and evaluating individual customer receivables, considering customers’ financial condition and historical experience.

The design for the 1.0 Tesla magnet used in the OrthoOne system was jointly developed by ONI and Magnex Scientific Ltd. In 2000, GE Medical Systems acquired Magnex. Under the agreement currently in effect between ONI and GE Medical Systems, the magnet will be manufactured and offered by GE Medical Systems exclusively to ONI for the OrthoOne system. GE Medical Systems may cease accepting orders from ONI by providing twelve months written notice to ONI. If GE Medical Systems elects to cease accepting orders, ONI would have 90 days following the date on which it receives notice from GE Medical Systems of such election to place ONI’s final order, which cannot exceed 150% of the number of magnet units accepted in the preceding 12 months. After April 1, 2006, GE Medical Systems need not provide notice of cancellation.

Inventories

Inventories are carried at the lower of cost (first-in, first-out) or market. Inventories were as follows:

	June 30, 2005	December 31, 2004
Raw materials	$2,006,538	$998,090
Work in process	1,388,352	684,182
Finished goods	—	334,026

Total inventories	$3,394,890	$2,016,298

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The Company records an allowance for estimated excess and obsolete inventory to adjust inventory to its net realizable value. The allowance is determined using management’s assumptions of materials usage, based on estimates of demand and market conditions. If actual market conditions become less favorable than those projected by management, additional inventory write-downs may be required.

Revenue Recognition

The Company’s revenue recognition policy involves significant judgment by management. Revenue is generally recognized when products are delivered or services are performed. When the terms of the sale include customer acceptance provisions, and compliance with those provisions cannot be demonstrated, revenues are deferred and not recognized until such acceptance occurs. As described in detail below, the Company considers all relevant facts and circumstances in determining when to recognize revenue, including contractual obligations to the customer, the customer’s post delivery acceptance provisions, if any, and the installation process.

For revenue arrangements prior to July 1, 2003, the Company generally recognized the full sale price at the time of shipment to the customer. The cost of system installation at the customer’s site was accrued at the time of shipment. In addition, the costs of standard and non-standard warranties were accrued at the time of shipment. The Company recognized the full sales price at the time of shipment as management believed that the customer’s post delivery provisions and installation process were established to be routine and commercially inconsequential. Also, customer payment terms typically provided that the majority of the purchase price was payable upon delivery.

In November 2002, the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (EITF 00-21). This consensus addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. EITF 00-21 became effective for revenue arrangements entered into in periods beginning after June 15, 2003. For revenue arrangements occurring on or after July 1, 2003, the Company has revised its revenue recognition policy to comply with the provisions of EITF 00-21.

The Company’s revenue transactions generally include sales of systems under multiple element arrangements. The Company considers the guidance in EITF 00-21 and Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition. Revenue under these arrangements is allocated to each element, except systems, based upon its estimated fair market value. The amount of revenue allocated to systems is calculated on a residual method. Under this method, the total value of the arrangement is allocated first to the undelivered elements, with the residual amount being allocated to system revenue. The value of the undelivered elements includes (a) the fair value of the installation plus (b) the fair value of all other undelivered elements. The amount allocated to installation is based upon the fair value of the service performed, including labor, which is based upon the estimated time to complete the installation and hourly rates, and material components. The fair value of all other undelivered elements is based upon the price charged when these elements are sold separately. System revenue is generally recognized upon delivery provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collectability is reasonably assured, and there are no uncertainties regarding customer acceptance. Revenue from installation services is generally recognized at the time the installation process is completed. The fair value of non-standard warranty is deferred at the time of shipment and recognized ratably over the duration of the non-standard warranty period. Revenue for other elements is recognized at the time products are shipped or the related services are performed.

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Management believes recognition of system revenue at the time of delivery is appropriate because the installation process has been established to be routine and commercially inconsequential. The Company believes the risk of failure to complete a system installation is remote. In addition, all other undelivered elements are not essential to the system’s functionality.

In the limited instances where the terms of a customer agreement require customer acceptance, the Company will defer the recognition of system revenue until written customer acceptance of the system is obtained. This deferral period is generally within one to two months of shipment.

Revenue recognition from the sale of products to international distributors are subject to these same criteria. For all orders placed by distributors, the Company requires an approved sales order, and it ensures that all the terms of the sales order are proper and within the guidelines of the distribution agreement. International sales are generally subject to end customer acceptance and revenue recognition is deferred until acceptance is received. The Company does not offer any special right of return to its distributors or the end customers. The Company historically has not made concessions to its distributors with respect to terms and conditions of its sales orders.

Service revenue includes revenue from service maintenance contracts, time and material services, and spare parts sales. Revenue related to service maintenance contracts is recognized ratably over the duration of the contracts. Revenue related to time and material services is recognized when the services are performed. Revenue related to spare parts sales are recognized upon shipment of the spare part. Costs related to service revenues are recognized when delivery of the underlying service is incurred.

Other revenue consists of revenue received from providing turnkey construction services to customers. On a limited basis, ONI acts as the general contractor to prepare the customer site for installation of the OrthOne system and sub-contracts the site preparation to third parties. In accordance with EITF 99-19, Reporting Revenue as a Principal versus Net as an Agent, the Company has recorded this revenue gross as it is the primary obligor in these transactions.

Deferred Revenue

Deferred revenue primarily consists of amounts received from customers for which the earnings process has not been completed. Components of deferred revenue were as follows:

	June 30, 2005	December 31, 2004
Systems	$330,000	$928,223
Non-standard warranty	509,843	257,917
Installation and training	61,000	123,500
Other deliverables	604,365	415,250

Total deferred revenue	1,505,208	1,724,890

Current portion of deferred revenue	886,835	1,522,806

Long term deferred revenue	$618,373	$202,084

Warranty

The Company warrants its systems to customers typically for a period of one year from the date of installation. Estimated costs related to the warranty are accrued at the time of revenue recognition. The fair value of revenue related to non-standard warranty is deferred until the related services are performed.

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and costs per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s product warranty liability are as follows:

	Six Months Ended June 30,
	2005	2004
Balance at beginning of period	$559,000	$393,000
Warranties issued during the period	154,000	36,000
Settlements made during the period	(306,000)	(154,000)

Balance at end of period	$407,000	$275,000

Stock-Based Compensation

The Company accounts for its stock-based compensation to employees under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB Opinion No. 25, the difference, if any, between the fair market value of shares of the Company’s common stock, as determined by the Company’s Board of Directors on the date of grant, and the exercise price of the option is recognized as compensation expense ratably over the vesting term. Options granted to non-employees are accounted for under variable accounting in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) and EITT 96-18, Accounting for Equity Instruments That are Issued to Other than Employees.

At June 30, 2005, the Company has a stock-based employee compensation plan. The Company grants options to purchase shares of common stock for a fixed number of shares to employees and certain other individuals with exercise prices as determined by the Board of Directors at the dates of grant. No compensation cost has been recognized for grants to employees and directors as the exercise price for options granted equals or exceeds the fair value at that date. Had compensation cost for the Company’s stock-based compensation plans been recorded based on the fair value of awards at the grant dates as calculated in accordance with SFAS No. 123, the Company’s net loss would have been increased to the pro forma amounts as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net loss, as reported	$(1,574,609)	$(1,965,353)	$(3,164,829)	$(3,915,637)
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards	(35,410)	(14,058)	(71,107)	(37,644)

Pro forma net loss	$(1,610,019)	$(1,979,411)	$(3,235,936)	$(3,953,281)

Net loss per share—basic and diluted, as reported	$(0.27)	$(0.33)	$(0.53)	$(0.66)

Net loss per share—basic and diluted, pro forma	$(0.27)	$(0.33)	$(0.55)	$(0.67)

Weighted average shares outstanding—basic and diluted	5,929,806	5,929,806	5,929,806	5,929,806

Unaudited pro forma net loss per share, as reported	$(.08)		$(.16)

Unaudited pro forma net loss per share, proforma	$(.08)		$(.16)

Unaudited pro forma weighted average shares outstanding—basic and diluted	19,638,708		19,638,708

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS No. 128), and related interpretations. Under the provisions of SFAS No. 128, basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, shares issuable upon the exercise of stock options and the conversion of preferred stock upon the exercise of warrants. The Company has excluded the impact of all convertible preferred stock, stock options, and warrants from the calculation of historical diluted net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of historical diluted net loss per share was 14,617,806, including 9,147,285 shares of convertible preferred stock, 618,280 warrants to purchase common stock, 2,325,581 warrants to Novoste to purchase convertible preferred stock, and 2,526,660 options to purchase common stock, for the three and six months ended June 30, 2005 and 11,114,450, including 9,147,285 shares of convertible preferred stock, 673,905 warrants to purchase common stock, and 1,293,260 options to purchase common stock, for the three and six months ended June 30, 2004.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation.

New Accounting Pronouncements

SFAS No. 123(R)

On December 16, 2004 the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment (SFAS No. 123(R)), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and Amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in Statement No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is not an alternative. SFAS No. 123(R) must be adopted no later than January 1, 2006. The Company expects to adopt SFAS No. 123(R) on January 1, 2006.

SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods: (1) a “modified prospective” approach or (2) a “modified retrospective” approach. Under the modified prospective approach, compensation cost is recognized beginning with the effective date based on (a) the requirements of SFAS No. 123(R) for all share based payments granted after the effective date and (b) the requirements of SFAS No. 123(R) for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. The modified retrospective approach, includes the requirements of the modified prospective approach but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either for all prior periods presented or prior interim periods of the year of adoption. The Company is evaluating which method to adopt.

As permitted by SFAS No. 123, the Company currently accounts for the share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, consequently, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of the fair value method will have a significant impact on the Company’s results of operations, although it will have no impact on ONI’s overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(unaudited)

levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described above in the disclosure of pro forma net income (loss).

SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than an operating cash flow under current accounting literature. The Company has not recognized the benefit of tax deductions in excess of recognized compensation cost, because of the Company’s net operating loss position. Accordingly, the change will have no immediate impact on the Company’s financial statements.

SFAS No. 151

In November 2004 the FASB issued Statement of Financial Accounting Standards No. 151 (SFAS No. 151), Inventory Costs, an Amendment of ARB 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005; however, early adoption is permitted for inventory costs incurred during fiscal years beginning after November 2004. The Company plans to adopt SFAS No. 151 on January 1, 2006. The Company is assessing what effect, if any, adopting SFAS No. 151 will have on its financial position or results of operations.

3. FINANCING ARRANGEMENTS

In September 2004 the Company secured a $1.0 million revolving line of credit with a bank. The principal amounts of outstanding revolving advances are subject to an interest rate based on the bank’s prime rate plus one percent and purchase order advances are subject to a rate based on the bank’s prime rate plus three percent. The line of credit matures on September 8, 2005. The agreement contains a financial covenant. No amounts were outstanding as of June 30, 2005 or December 31, 2004. No amounts were available for borrowing at June 30, 2005 and December 31, 2004 as the Company was not in compliance with the covenant. Borrowings on the line are collateralized by the Company’s assets. In addition, the bank has a negative pledge on intellectual property, as defined in the agreement. See Note 5 for further discussion.

In connection with the signing of the Agreement discussed in Note 1, Novoste loaned ONI $3.0 million in exchange for an 18-month unsecured promissory note (the Note) in the principal amount of $3.0 million bearing interest at the rate of 8% per annum. Under certain circumstances in which the merger agreement is terminated, the repayment of the loan will accelerate at the time of the termination. In addition, ONI issued to Novoste a stock purchase warrant (the Warrant) to purchase up to an aggregate of 2,325,581 shares of ONI Series A Preferred Stock, at an exercise price of $1.29 per share. The Warrant is exercisable only upon an event of default, as defined in the Note, or upon termination of the Agreement. Under certain circumstances in which the Agreement is terminated, Novoste must surrender the Warrant if it has not yet been exercised at the time of termination. Novoste may exercise the Warrant either by paying cash or by surrendering some or all of the Note. Upon the closing of the Merger, the Note will become a component of the net cash assets of Novoste and will be extinguished. The Company has not allocated any value to the Warrant because the Company believes that fair value of the Warrant to be nominal.

ONI MEDICAL SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(unaudited)

4. RELATED PARTY TRANSACTIONS

The Company utilizes the services of an advertising agency related to the President of the Company. Approximately $23,000 and $46,000 during the six months ended June 30, 2005 and 2004 (unaudited), respectively, were charged to operations for billings from the related advertising agency. Amounts payable to this firm were approximately $8,000 and $12,000 as of June 30, 2005 and December 31, 2004, respectively.

5. SUBSEQUENT EVENTS

In August 2005 the Company executed a modification agreement with its bank on the $1.0 million revolving line of credit whereby the bank agreed to forbear from exercising its rights and remedies with respect to compliance with the financial covenant during the entire term of the loan agreement and extended the maturity date to October 31, 2005. As of the date of this Supplement to the Proxy Statement, the Company has borrowed $500,000 on the revolving line of credit. The Company expects to borrow additional amounts during the third quarter of 2005.

In July 2005 the Company amended its lease agreement to lease additional contiguous office space under an operating lease at an additional cost of approximately $30,000 per year. The lease on the additional space is expected to commence on September 1, 2005 and will be effective on a coterminous basis with the current facility lease expiring in 2009. Under the terms of the lease, ONI has one five-year renewal option.

ONI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The forward-looking statements in this discussion and analysis are made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. ONI’s results of operations and financial condition have varied and may in the future vary significantly depending on a number of factors. Statements in this discussion and analysis which are not strictly historical statements, including statements regarding management’s expectations regarding ONI’s revenue opportunities, international expansion, trends in revenues and expenses, product development efforts and general business plans and strategies, constitute forward-looking statements that involve risks and uncertainties. In some cases these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “project,” “predict,” “potential” or the negative of these words or comparable words. The factors listed under “Risk Factors,” beginning on page 13 of the Proxy Statement, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this discussion and analysis. Such factors, among others, may have a material adverse effect upon ONI’s business, financial condition and results of operations. ONI undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future global events or otherwise. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made.

The discussion and analysis should be read together with “ONI Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 117 of the proxy statement.

Overview

Founded in 1997, ONI develops, manufactures and markets dedicated-purpose magnetic resonance imaging, or MRI, systems offering high-field performance at a low cost. ONI’s first product, the OrthOne, is a compact, high-field (1.0 Tesla), MRI extremity system that provides images of the hands, wrists, elbows, knees, ankles and feet. The OrthOne system provides images that are superior in quality to those of low-field extremity systems and similar to those of high-field, whole-body systems installed in diagnostic imaging centers or hospitals, but for approximately one-third of the cost of a new whole-body system and a fraction of the size.

ONI obtained clearance from the Food and Drug Administration, or the FDA, to market the OrthOne system in August 2000 and began to generate revenue from sales in the fourth quarter of 2001. In June 2004, ONI received CE mark approval allowing it to sell the OrthOne system in certain countries in Europe. ONI is in the process of developing a second dedicated-purpose high-field MRI system. ONI’s current product goal is to address the needs of additional emerging market applications for high-field, dedicated-purpose MRI systems. ONI expects to introduce the new MRI system by the end of 2007.

ONI’s revenue includes system revenue, service revenue and other revenue. System revenue is generated through the sale of OrthOne systems. Service revenue is generated from service maintenance contracts, time and material services and spare parts sales. Other revenue consists of revenue received from providing turnkey construction services to customers. On a limited basis ONI acts as the general contractor to prepare the customer site for installation of the OrthOne system and sub-contracts the site preparation to third parties. ONI’s revenue is concentrated in a relatively small number of transactions. The time from the receipt of a customer order to shipment of the order varies widely but averages between four and six months.

In the U.S. market, ONI sells and services the OrthOne system through its direct sales and direct field service organizations. ONI typically warrants its product to customers for a period of one year from the date of installation. After the warranty period, ONI’s customers typically enter into single or multi-year service maintenance agreements. In Europe, ONI sells the OrthOne system through distributors. ONI’s distributors assume the responsibility for system installation, customer training and system warranty, and receive the benefit of any revenue from customer service maintenance contracts. International revenue accounted for 19.6% and 0%

of total revenue for the six months ended June 30, 2005 and 2004, respectively. ONI expects international revenue to grow in total dollars in 2005 as it executes on its business plan, which includes expansion in international markets.

ONI has incurred ongoing operating losses and has generated negative cash flow from operations since inception. ONI has financed its operations primarily through the private sale of shares of its stock.

The audit report issued by Ernst & Young LLP, ONI’s independent registered public accounting firm, regarding ONI’s 2004 financial statements included an explanatory paragraph expressing substantial doubt about ONI’s ability to continue as a going concern based on conditions existing at December 31, 2004 and as of the date of their audit report.

As described in more detail in the Proxy Statement, under the terms of the merger agreement, ONI will become a wholly owned subsidiary of Novoste, and the combined company is expected to be renamed ONI Medical Systems, Inc. The existing management of ONI is expected to become the management of the combined company. The board of directors of the combined company is expected to include a majority of independent directors. For accounting purposes, the merger will be treated as a reverse merger and ONI will be treated as the acquirer. According to a Novoste estimate, the merger is expected to provide ONI approximately $10,250,000 in net cash assets, which is in addition to the $3,000,000 received in May 2005 from Novoste in the form of an unsecured loan. Upon completion of the merger, the loan will be extinguished. The closing of the merger is expected to occur during the third quarter of 2005, subject to approval by the stockholders of Novoste. Through June 30, 2005, ONI had incurred merger-related expenses of approximately $1,100,000, of which ONI had paid $194,000 as of June 30, 2005. All of the costs related to the merger appear on ONI’s balance sheet in other assets.

In the event the merger is not completed, management will continue to pursue financing alternatives including venture capital and debt financing, however, there is no assurance that ONI plans or expectations with respect to these financing alternatives will occur on terms and conditions that are acceptable to ONI.

As a privately held company, ONI has not been subject to the periodic reporting or other requirements of the Securities Exchange Act of 1934, as amended. Accordingly, ONI’s financial statements do not reflect the significant accounting, legal and other expenses that the combined company will incur as a public company. Although ONI is currently unable to estimate these costs with any degree of certainty, it expects that these expenses will be substantial in relation to ONI’s revenues and will adversely affect its results of operations.

Results of Operations

The following table provides certain statements of operations data for the periods indicated as a percentage of total revenue.

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
Revenues:
System revenue	86.6%	86.0%	86.2%	86.5%
Service revenue	10.7	14.0	9.4	13.5
Other revenue	2.7	0.0	4.4	0.0

Total revenue	100.0	100.0	100.0	100.0
Cost of revenues:
Cost of system revenue	70.7	82.2	67.0	76.8
Cost of service revenue	15.0	39.0	13.2	42.1
Cost of other revenue	2.7	0.0	4.4	0.0

Total cost of sales	88.4	121.2	84.6	118.9
Research and development	19.4	48.4	21.2	57.7
Sales and marketing	31.5	89.3	34.4	113.0
General and administrative	22.7	51.8	21.1	58.4

Total operating expenses	73.6	189.5	76.7	229.1

Loss from operations	(62.0)	(210.7)	(61.3)	(248.0)
Total other income (expense)	0.7	0.6	0.4	1.9

Net loss	(61.3)%	(210.1)%	(60.9)%	(246.1)%

Comparison of the three months ended June 30, 2005 and 2004

The unaudited interim financial information of ONI contained in this discussion and analysis has been prepared on the same basis as ONI’s audited financial statements and, in the opinion of ONI’s management, includes all adjustments, consisting of only normal recurring adjustments, that ONI considers necessary to present fairly the information when read together with ONI’s financial statements and the related notes appearing elsewhere in the Proxy Statement and this Supplement to the Proxy Statement. ONI believes that future quarterly fluctuations in its results of operations are likely and therefore does not believe that its operating results in any quarter or quarters should be relied upon as an accurate indicator of its future performance.

Revenues. System revenue increased by $1,421,000 or 176.7%, to $2,225,000 in the three months ended June 30, 2005 from $804,000 in the three months ended June 30, 2004. This increase is primarily attributable to the sale and recognition of revenue for six systems during the three months ended June 30, 2005 compared to two systems during the three months ended June 30, 2004. The revenue recognized per system increased during the three months ended June 30, 2005 from the three months ended June 30, 2004 due to timing of revenue recognition relating to undelivered elements. International revenue accounted for 13.6% of total revenue in the three months ended June 30, 2005 and 0% in the comparable period in 2004.

Service revenue increased by $143,000, or 109.2%, to $274,000 in the three months ended June 30, 2005 from $131,000 in the three months ended June 30, 2004. This increase is primarily attributable to an increase in the number of systems for which the warranty period has expired and commencement of annual service maintenance contracts. ONI expects service revenue to increase in total dollars in 2005 as original warranty periods expire and customers commence annual service maintenance contracts.

In the three months ended June 30, 2005, ONI also generated $70,000 in other revenue from providing construction services to a customer as part of a system sale. ONI expects to offer these construction services on a very limited basis and therefore does not expect these services to generate other revenue on a regular basis.

Cost of Revenue. Cost of system revenue consists primarily of material, labor and overhead, the cost of product warranty, installation, training and other cost of sales. Cost of system revenue increased by $1,046,000, or 136.0%, to $1,815,000 in the three months ended June 30, 2005 from $769,000 in the three months ended June 30, 2004. As a percentage of system revenue, cost of system revenue was 81.6% in the three months ended June 30, 2005 and 95.6% in the comparable period in 2004. Cost of system revenue decreased as a percentage of system revenue in the 2005 period primarily as a result of increased volume, offset by an increase in customer promotion costs.

Cost of service revenue consists primarily of the material, labor and overhead and repair part costs relating to field service, as well as the travel expenses of service personnel. Cost of service revenue increased by $21,000, or 5.8%, to $386,000 in the three months ended June 30, 2005 from $365,000 in the three months ended June 30, 2004. As a percentage of service revenue, cost of service revenue was 140.9% in the three months ended June 30, 2005 and 278.6% in the comparable period in 2004. In both the 2005 and 2004 periods, cost of service revenue was high in relation to service revenue due to the limited number of installed systems relative to the expenses ONI incurred in order to offer field service support at customer sites across the United States. The service organization is operating at a negative gross margin primarily due to the costs associated with establishing and maintaining the base infrastructure required to support a domestic service organization. ONI expects that, to the extent its installed customer base grows, cost of service revenue will decline as a percentage of service revenue.

Research and Development. Research and development expenses include primarily the costs of ONI’s research team, engineers and consultants as well as research and development materials and depreciation on research and development assets. Research and development expenses increased by $48,000, or 10.6%, to $500,000 in the three months ended June 30, 2005 from $452,000 in the three months ended June 30, 2004. ONI began development of a new dedicated-purpose MRI system in late 2004, and this increase is primarily attributable to costs associated with development of the magnet for the new MRI system. ONI anticipates that in future periods its research and development expenses will increase significantly in total dollars as a result of executing its product development plans.

Sales and Marketing. Sales and marketing expenses represent the cost of ONI’s direct sales force, sales and marketing management and sales and marketing programs, including trade show expenses. Sales and marketing expenses decreased by $25,000, or 3.0%, to $810,000 in the three months ended June 30, 2005 from $835,000 in the three months ended June 30, 2004. This decrease is primarily attributable to a $95,000 decrease in trade show expenses, offset by increases of $36,000 in salaries and related benefits expense and $28,000 in recruiting expenses. ONI anticipates that in future periods its sales and marketing expenses will continue to increase in total dollars as a result of its implementing its business strategy, which includes increasing the size of its direct sales force and expanded marketing personnel and programs.

General and Administrative. General and administrative expenses include finance and accounting and general management personnel, legal and accounting fees, business insurances, board of director fees, and other general and administrative expenses. General and administrative expenses increased by $97,000, or 20.0%, to $582,000 in the three months ended June 30, 2005 from $485,000 in the three months ended June 30, 2004. This increase is primarily attributable to increases in employee compensation, including bonus expense, of $85,000, an increase in the use of temporary help of $36,000, and $12,000 of tax-related expenses. These increases were offset by a combined decrease in legal and accounting expenses of $50,000. ONI anticipates that in future periods its general and administrative expenses will continue to increase in total dollars expended primarily as a result of the additional and substantial costs associated with being a public company.

Other Income (Expense). Other income (expense) consists primarily of foreign currency gains or losses, interest earned on short-term investments and miscellaneous interest or other income or expense. Total other income

(expense) increased by $13,000 to $19,000 in the three months ended June 30, 2005 from $6,000 in the three months ended June 30, 2004. This increase is primarily attributable to an increase in foreign exchange gains on the settlement of inventory purchases from the United Kingdom, and was offset by increases in interest expense on the loan from Novoste.

Net Loss. ONI’s net loss decreased by $390,000, or 19.9%, to $1,575,000 in the three months ended June 30, 2005 from $1,965,000 in the three months ended June 30, 2004.

Backlog. ONI’s backlog as of June 30, 2005 totaled approximately $8,820,000 compared to $4,895,000 as of June 30, 2004. Of these amounts, approximately $1,095,000 and $580,000 had been paid to ONI as customer advances at June 30, 2005 and 2004, respectively. It is expected that approximately 75% of the existing backlog at June 30, 2005 will be filled within the current fiscal year. ONI’s contracts generally provide that if a customer cancels an order, the customer’s initial installment payment for the system is nonrefundable. Backlog as of any particular date should not be relied upon as indicative of ONI’s net revenues for any future period.

Comparison of the six months ended June 30, 2005 and 2004

Revenues. System revenue increased by $3,105,000, or 225.7%, to $4,481,000 in the six months ended June 30, 2005 from $1,376,000 in the six months ended June 30, 2004. This increase is primarily attributable to the sale and recognition of revenue for twelve systems during the six months ended June 30, 2005 compared to three systems during the six months ended June 30, 2004. Two of the systems for which ONI recognized revenue during the six months ended June 30, 2005 were shipped to customers in previous periods but were subject to customer acceptance, which was received during the first quarter of 2005. International revenue accounted for 19.6% of total revenue in the six months ended June 30, 2005 and 0% in the comparable period in 2004.

Service revenue increased by $277,000, or 129.4%, to $491,000 in the six months ended June 30, 2005 from $214,000 in the six months ended June 30, 2004. This increase is primarily attributable to an increase in the number of systems for which the warranty period expired and commencement of annual service maintenance contracts. ONI expects service revenue to increase in total dollars in 2005 as the original warranty periods expire and customers commence annual service maintenance contracts.

In the six months ended June 30, 2005, ONI also generated $227,000 in other revenue from providing construction services to a customer as part of a system sale. ONI expects to offer these construction services on a very limited basis and therefore does not expect these services to generate other revenue on a regular basis.

Cost of Revenue. Cost of system revenue consists primarily of material, labor and overhead, the cost of product warranty, installation, training and other cost of sales. Cost of system revenue increased by $2,260,000, or 184.8%, to $3,483,000 in the six months ended June 30, 2005 from $1,223,000 in the six months ended June 30, 2004. As a percentage of system revenue, cost of system revenue was 77.7% in the six months ended June 30, 2005 and 88.8% in the comparable period in 2004. Cost of system revenue decreased as a percentage of system revenue in the 2005 period primarily as a result of increased volume, offset by an increase in customer promotion costs.

Cost of service revenue consists primarily of the material, labor and overhead and repair part costs relating to field service, as well as the travel expenses of service personnel. Cost of service revenue increased by $17,000, or 2.5%, to $686,000 in the six months ended June 30, 2005 from $669,000 in the six months ended June 30, 2004. As a percentage of service revenue, cost of service revenue was 139.7% in the six months ended June 30, 2005 and 312.6% in the comparable period in 2004. In both the 2005 and 2004 periods, cost of service revenue was high in relation to service revenue due to the limited number of installed systems relative to the expenses ONI incurred in order to offer field service at customer sites across the United States. The service organization is operating at a negative gross margin primarily due to the costs associated with establishing and maintaining the base infrastructure required to support a domestic service organization. ONI expects that, to the extent its installed customer base grows, cost of service revenue will decline as a percentage of service revenue.

Research and Development. Research and development expenses include primarily the costs of ONI’s research team, engineers and consultants as well as research and development materials and depreciation on research and development assets. Research and development expenses increased by $184,000, or 20.0%, to $1,102,000 in the six months ended June 30, 2005 from $918,000 in the six months ended June 30, 2004. ONI began development of a new dedicated-purpose MRI system in late 2004, and this increase is primarily attributable to costs associated with development of the magnet for the new MRI system. ONI anticipates that in future periods its research and development expenses will increase significantly in total dollars as a result of executing its product development plans.

Sales and Marketing. Sales and marketing expenses represent the cost of ONI’s direct sales force, sales and marketing management and sales and marketing programs, including trade show expenses. Sales and marketing expenses decreased by $11,000, or 0.6%, to $1,787,000 in the six months ended June 30, 2005 from $1,798,000 in the six months ended June 30, 2004. This decrease is primarily attributable to a $123,000 decrease in marketing materials, advertising and promotions and a $73,000 decrease in recruiting expenses, offset by increases of $86,000 in commission expense, $40,000 in employee compensation and related benefits, $38,000 in travel and sales meeting expenses, and a $22,000 increase in tradeshow expenses. ONI anticipates that in future periods its sales and marketing expenses will continue to increase in total dollars as a result of its implementing its business strategy, which includes increasing the size of its direct sales force and expanded marketing personnel and programs.

General and Administrative. General and administrative expenses include finance and accounting and general management personnel, legal and accounting fees, business insurances, board of director fees, and other general and administrative expenses. General and administrative expenses increased by $168,000, or 18.1%, to $1,096,000 in the six months ended June 30, 2005 from $928,000 in the six months ended June 30, 2004. This increase is primarily attributable to increases in employee compensation, including bonus expense, of $185,000, an increase in the use of temporary help of $37,000, and $14,000 of tax-related expenses, offset in part by a $42,000 decrease in legal and accounting fees and a $30,000 reduction in bad debt expense. ONI anticipates that in future periods its general and administrative expenses will continue to increase in total dollars expended primarily as a result of the additional and substantial costs associated with being a public company.

Other Income (Expense). Other income (expense) consists primarily of foreign currency gains or losses, interest earned on short-term investments and miscellaneous interest or other income or expense. Total other income (expense) decreased by $11,000, or 36.7%, to $19,000 in the six months ended June 30, 2005 from $30,000 in the six months ended June 30, 2004. This decrease is primarily attributable to an increase in interest expense on the loan from Novoste and an increase in franchise tax fees, which were offset by an increase in foreign exchange gains on the settlement of inventory purchases from the United Kingdom.

Net Loss. ONI’s net loss decreased by $751,000, or 19.2%, to $3,165,000 in the six months ended June 30, 2005 from $3,916,000 in the six months ended June 30, 2004.

Liquidity and Capital Resources

ONI has incurred ongoing operating losses and has generated negative cash flow from operations since inception. ONI has financed its operations primarily through the private sale of shares of its stock.

The audit report issued by Ernst & Young LLP, ONI’s independent registered public accounting firm, regarding ONI’s 2004 financial statements included an explanatory paragraph expressing substantial doubt about ONI’s ability to continue as a going concern based on conditions existing as of December 31, 2004 and as of the date of their audit report.

At June 30, 2005, ONI had approximately $1,275,000 in cash and cash equivalents. ONI also had a $1,000,000 secured revolving line of credit from a commercial bank. The principal amount of any outstanding revolving advances bears interest at the bank’s prime rate plus one percent, and purchase order advances bear interest at the bank’s prime rate plus three percent. Under the provisions of the revolving line of credit agreement, ONI is required to maintain compliance with an adjusted quick ratio financial covenant. At June 30, 2005, there were no borrowings on the line. ONI was not in compliance with the covenant and, as a result, the line of credit was not available for borrowing at that time. In August 2005, ONI executed a modification agreement with its bank, which extends the maturity date on its revolving line of credit to October 31, 2005 and whereby the bank agreed to forbear from exercising its rights and remedies with respect to compliance with the financial covenant. As of the date of this Supplement to the Proxy Statement, ONI has borrowed $500,000 on the revolving line of credit and expects to borrow additional amounts during the third quarter of 2005.

On May 18, 2005, ONI entered into the merger agreement with Novoste. As part of the terms of the merger agreement, Novoste provided ONI with an 18-month, senior unsecured loan in the principal amount of $3,000,000, bearing interest at a rate of 8% per year. Under certain circumstances in which the merger agreement is terminated, the repayment of the loan will accelerate at the time of termination. In connection with the loan, ONI granted to Novoste a warrant to purchase up to an aggregate of 2,325,581 shares of ONI Series A preferred stock. Novoste may exercise the warrant either by paying cash or by surrendering some or all of the promissory note. Under certain circumstances in which the merger agreement is terminated, Novoste must surrender the warrant if it has not yet been exercised at the time of termination. Upon the closing of the merger agreement, the note will become a component of the net cash assets of Novoste and both the note and the warrant will be extinguished.

ONI’s future capital requirements will depend upon many factors, including speed of market penetration of the OrthOne system, ONI’s ability to bring new products to market on a timely basis, market acceptance of its products, regulatory approvals, competing technological and market developments, effective new product commercialization, marketing and sales activities, cost associated with being a public company and other arrangements.

ONI expects to continue to incur net losses and negative cash flows for at least the foreseeable future. Based upon its current plans, ONI believes that its existing capital resources, and the approximately $10,250,000 in net cash assets estimated by Novoste to be available upon the completion of the merger, which is in addition to the $3,000,000 received in May 2005 from Novoste in the form of an unsecured loan, together with any cash generated from operations, will be sufficient to meet ONI’s operating expenses and capital requirements for the foreseeable future. However, changes in ONI’s business strategy, product development, market adoption, sales and marketing plans or other events affecting ONI’s operating plans and expenses may result in earlier expenditure of existing cash resources. If this occurs, ONI’s ability to meet its cash obligations as they become due and payable will depend on its ability to sell securities or borrow funds. ONI may not be successful in raising any necessary funds on acceptable terms, or at all.

In the event the merger is not completed, management will continue to pursue financing alternatives including venture capital and debt financing, however, there is no assurance that the Company’s plans or expectations with respect to these financing alternatives will occur on terms and conditions that are acceptable to the Company.

Operating Activities. During the six months ended June 30, 2005, operating activities used approximately $2,487,000 of cash. Net cash used by operating activities in the six months ended June 30, 2005 primarily reflects a $3,165,000 operating loss, a $1,379,000 increase in inventory to meet ONI’s manufacturing plan and scale up of the business, a $529,000 increase in deposits and other assets and payments of $322,000 under a reseller agreement offset by a $1,838,000 reduction in accounts receivable as ONI collected accounts receivable during the three months ended June 30, 2005 from strong shipments in the first quarter of 2005 and the fourth quarter of 2004, a $591,000 increase in customer deposits and a $461,000 increase in accounts payable due in part to the increase in inventory to scale up the business . During the six months ended June 30, 2004, operating activities used approximately $3,931,000 of cash. Net cash used by operating activities in the six months ended June 30, 2004 primarily reflects a $3,916,000 operating loss, which was reflective of shipping only three systems in the six-month period, a $1,048,000 increase in inventory to meet ONI’s manufacturing plan and scale up of business and a $277,000 decrease in accounts payable, offset by a $523,000 increase in deferred revenue, a $292,000 increase in customer deposits and a $232,000 reduction in accounts receivable.

Investing Activities. ONI’s investing activities used net cash of $83,000 in the six months ended June 30, 2005 and $87,000 in the six months ended June 30, 2004. These activities consisted of investments in property, plant and equipment.

Financing Activities. ONI’s financing activities provided net cash of $2,806,000 in the six months ended June 30, 2005 and $3,096,000 in the six months ended June 30, 2004. The proceeds received in the six months ended June 30, 2005 were from the promissory note issued by Novoste to ONI of $3,000,000 offset by cash paid for expenses incurred in connection with the proposed business combination with Novoste of $194,000. The proceeds received in the six months ended June 30, 2004 were from the sale of shares of preferred stock.

In July 2005 the Company amended its lease agreement to lease additional contiguous office space under an operating lease at an additional cost of approximately $30,000 per year. The lease on the additional space is expected to commence on September 1, 2005 and will be effective on a coterminous basis with the current facility lease expiring in 2009. Under the terms of the lease, ONI has one five-year renewal option.

Off-balance Sheet Arrangements

At June 30, 2005, ONI had no off-balance sheet arrangements.

Critical Accounting Policies

There has been no material change in ONI’s critical accounting policies since the filing of the Proxy Statement.

Quantitative and Qualitative Disclosure about Market Risk

ONI’s primary market risk exposure is in the area of foreign currency exchange rate risk. Under ONI’s agreement with GE Medical Systems for the supply of the OrthOne magnet, ONI is obligated to remit payment to GE Medical Systems in British pounds sterling. ONI’s obligation under this agreement for the year ended December 31, 2004 fluctuated by approximately 26% due to movement in the exchange rate. ONI was obligated to pay an additional amount of approximately $389,000 due to exchange rate fluctuations. In 2005, if the dollar weakens by 10% ONI would be obligated to pay approximately $404,000 in foreign exchange rate losses.

NOVOSTE CORPORATION

SPECIAL MEETING OF SHAREHOLDERS IN LIEU OF AN ANNUAL MEETING

SEPTEMBER 14, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1), (2), (3), (4) AND (5) LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.	To approve the issuance of shares of our common stock to the holders of equity securities of ONI Medical Systems, Inc. (“ONI”), a privately held Delaware corporation, pursuant to the terms of an Agreement and Plan of Merger by and among us, ONIA Acquisition Corp. and ONI, dated May 18, 2005, under which ONI will become our wholly owned subsidiary.	☐	☐	☐	4.	Election of two (2) Class III Directors to serve until the 2008 Annual Meeting of Shareholders ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)		NOMINEES: CLASS III O Thomas D. Weldon O Charles E. Larsen
							FOR	AGAINST	ABSTAIN

2.	To approve an amendment to our amended and restated articles of incorporation to increase the authorized number of shares of our common stock from 25,000,000 to 75,000,000.	☐	☐	☐	5.	To adjourn the meeting to permit further solicitation of proxies if such a proposal is presented by us.	☐	☐	☐

3.	To approve an amendment to our amended and restated articles of incorporation to change our name from Novoste Corporation to ONI Medical Systems, Inc.	☐	☐	☐		The Proxy named herein is authorized to act and vote in his best judgment upon any and all such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●	This Proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1), (2), (3), (4) and (5) above unless the shareholder specifies otherwise, in which case it will be voted as specified.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

NOVOSTE CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas D. Weldon and Alfred J. Novak and each or both of them, proxy, to vote all shares of the stock of Novoste Corporation that the undersigned is entitled to vote at the Special Meeting of Shareholders in lieu of an Annual Meeting of Novoste Corporation on September 14, 2005, and any postponements or adjournments thereof, upon all matters as may properly come before the Special Meeting. Without otherwise limiting the foregoing general authorization, the proxy is instructed to vote as indicated herein and, in his best judgment, upon any other matters that may properly come before the meeting.

Please complete, date and sign on the reverse side and mail in the enclosed envelope.